Front cover:

  Corrections
  Attack Protection
  Public Safety
  Federal Systems


  CompuDyne Corporation  Partners in Public Security
  2001 ANNUAL REPORT

  Back Cover:
  CompuDyne Corporation Offices

  www.compudyne.com
  -----------------

  Corrections

  Norment Security Group, Inc.
  3224 Mobile Highway
  Montgomery, AL 36108
  Telephone: 334-281-8440
  Fax: 334-288-5485
  www.normentsecurity.com

  Airteq Systems
  9640 SW Herman Road
  Tualatin, OR 97062-8080
  Telephone: 503-885-1995
  Fax: 503-885-2476
  www.airteqsystems.com

  CorrLogic, Inc.
  See under Public Safety

  Trentech
  3150 Hayneville Road
  Montgomery, AL  36108
  Telephone: 334-286-4280
  Fax: 334-286-4346
  www.trentech.com

  Attack Protection

  Norshield Security Products
  3224 Mobile Highway
  Montgomery, AL  36108
  Telephone: 334-281-8440
  Fax: 334-286-4320
  www.norshieldsecurity.com



  Fiber SenSys, Inc.
  9640 SW Sunshine Court
  Beaverton, OR 97005
  Telephone: 503-641-8150
  Fax: 503-641-3410
  www.fibersensys.com

  Public Safety

  Tiburon Inc.
  Tiburon Business Center
  39350 Civic Center Drive, Suite 280
  Fremont, CA 94538
  Telephone: 510-792-2108
  Fax: 510-792-2897
  www.tiburoninc.com

  CorrLogic, Inc.
  4720 Walnut St.
  Boulder, CO 80301
  Telephone: 720-406-3200
  Fax:  720-406-3300
  www.corrlogic.com

  Federal Systems

  Quanta Systems Corporation
  213 Perry Parkway
  Gaithersburg, MD 20877
  Telephone: 301-590-3300
  Fax: 301-590-3325
  www.quantasystems.com

  Norment Security Group
  Regional Office Centers

  NORTHEAST REGION
  7255 Standard Drive
  Hanover, MD  21076
  Telephone: 410-712-6020
  Fax: 410-712-0329

  SOUTHEAST REGION
  214-C Garner Business Court
  Garner, NC 27529
  Telephone: 919-779-0006
  Fax: 919-779-0351







  MIDWEST REGION
  716 North 109th Street
  Wauwatosa, WI  53226
  Telephone: 414-453-8050
  Fax: 414-453-2175

  SOUTHWEST REGION
  446 North Austin Dr.
  Suite #1
  Chandler, AZ  85226-2634
  Telephone: 480-940-6970
  Fax: 480-753-3533

  WESTERN REGION (EMSS)
  6144 B Industrial Way
  Livermore, CA  94550
  Telephone: 925-455-1131
  Fax: 925-455-1171

  Tiburon Inc. Regional Office Centers

  EASTERN REGION
  10320 Little Patuxent Parkway
  Suite 200
  Columbia, MD 21044
  Telephone: 410-884-0732
  Fax: 410-884-0740

  CENTRAL REGION
  11211 Taylor Draper Lane, Suite 300
  Austin, TX 78759
  Telephone: 512-345-8613
  Fax: 512-345-8615

  WESTERN REGION
  39350 Civic Center Drive, Suite 280
  Fremont, CA 94538
  Telephone: 510-792-2108
  Fax: 510-792-2897

  TIBURON JUSTICE SYSTEMS
  7090 South Union Park Avenue, Suite 100
  Midvale, UT 84047
  Telephone: 801-265-0400
  Fax: 801-265-1237


 [MAP]

  COMPUDYNE OFFICES
  TIBURON OFFICES



  INSIDE FRONT COVER:
  Five Year Summary of Selected Financial Data



Dear Shareholder:

It is a greatly overworked term, but 2001 has truly been a "transformational" year for CompuDyne. We enter 2002 a far different and far stronger company than we entered 2001. We have made dramatic progress on a number of fronts:
- We expect to complete the acquisition of Tiburon shortly. Tiburon is one of the country's largest providers of software for emergency services and our justice system. These are critical support systems for our police, fire and ambulance services. Tiburon brings market-leading technology, a strong organization, and a large customer base with recurring revenues. Tiburon, combined with our CorrLogic subsidiary, is a major step toward our continuing objectives of higher margins, more advanced technology, and increased recurring revenues while maintaining our focus in the Public Security market.
- In October we sold 1.076 million shares of CompuDyne stock to institutional investors, raising over $12 million of new equity capital, and we also coordinated the purchase and resale of William Blair Mezzanine Capital's equity position. This was also done with institutional investors. These transactions provided the funds to pay off our very costly 13.15% Subordinated Debt, increased our public market float, and dramatically improved the liquidity of our stock for our shareholders. We have also had two firms begin research coverage on our stock: Friedman Billings Ramsay, who managed the stock sale for us, and Morgan Keegan.
- We have begun to enter non-traditional security markets in an organized manner. CompuDyne has set up product designs and organizational structures to target specific commercial security markets where our traditional security products and services seem to have strong applicability. We have hired a senior level Vice President of Business Development at CompuDyne to help us build strategic alliances with major contractors, and to help with cross-selling efforts among our businesses. With the heightened emphasis on security since the tragic events of September 11, we believe that our high-end security solutions will be well received in many markets that we have not addressed in the past.
- We refinanced the bank facility that was initiated in 1998 when we were a much smaller company and were financing the Norment Industries acquisition. Our new bank facility, with PNC Bank and SunTrust Bank, reflects our strengthened financial condition. We have a $25 million line with significantly more attractive terms than we had before. Our balance sheet is larger and stronger, with $49.8 million of shareholder equity pro-forma for the Tiburon acquisition, up from $13.8 million at the end of 2000.
- We have made good progress toward our continuing objective of shifting toward more manufactured products and toward higher recurring revenue. Our Corrections business is emphasizing electronics and hardware, especially with the introduction of the MaxWall modular jail cell system and our major MaxWall contract award in Arizona. Our Fiber SenSys perimeter sensor technology has tested very well against its competition and activity has picked up dramatically in recent months.
We have redoubled our effort to win maintenance contracts and our maintenance revenues in 2001 were $4.4 million, up 52% from $2.9 million in 2000.
- We materially strengthened our management team. At the corporate level we added a highly experienced CFO, Geoffrey Feidelberg, and a VP Business Development with significant experience, Keith Cressman. Jon Lucynski, longtime leader of our Corrections and Attack Protection segments, was recognized with a promotion to Chief Executive Officer at both operations. At our Attack Protection subsidiary we promoted
David Wachs to President and placed all manufacturing operations under his direct supervision.
- We nicely "survived" the recession of 2001 with strong earnings, strong backlogs and only slightly lower revenues than in 2000. We had the confidence to embark on a major $3 million capacity expansion of our Attack Protection business. And in a year when stock market averages tumbled, our stock almost doubled. We look forward to 2002 with great optimism. The tragic events of September 11 have greatly heightened the awareness in the U.S. and throughout the world of the need for better security for people and places. Our traditional security businesses have seen increased inquiries, and we are positioning ourselves to win new security business in markets in which we have not been a significant participant in the past. We have a strong management team, we have a strong balance sheet, and we have a new partner-- and resulting new business opportunities -- with Tiburon. We plan to leverage off of the progress made in 2001, and anticipate record revenues and earnings in 2002. Shareholder value increased enormously in 2001, a year in which most companies suffered both operating and stock market losses. We were able to continue to build CompuDyne and transform it to a larger, stronger, and seemingly extremely well positioned company for the very uncertain world we all face.



Martin Roenigk, Chairman & CEO

Partnering in Corrections
-------------------------

[AirTeq and Trentech logos]
 -------------------------


[PHOTO OF CONTROL CENTER:]

The Clayton County Judicial Center was substantially completed in 2001, an $11 million security project for Norment Security Group.


[PHOTO OF AIR FORCE JET:]

Trentech video badging systems are installed at more than 200 U.S. Air Force locations worldwide, providing identification for several hundred thousand personnel. The U.S. Air Force in Europe (USAFE) has recently standardized on Trentech's system. Trentech will soon begin networking systems at Kapaun, Sembach, Vogelway and Ramstein Air Force bases in Germany, which will allow these installations to share common databases and mission-critical information.

[PHOTO OF FOURTH AVE. JAIL]

The 4th Avenue Jail project in Phoenix, AZ, represents the first major award involving MaxWall modular steel jail cells. We anticipate over 9,500 cells being bid in 2002 specifying a MaxWall type prefabricated steel jail cell product.

Corrections, CompuDyne's largest business segment, made up of our Norment, Trentech and Airteq businesses, had a very good year. Despite lower revenues due to some project delays, and some apparent slowing in new jail and prison awards nationwide, Corrections maintained backlogs and achieved record earnings. Revenues were $81 million, down 7.3% while operating profit was $6.4 million, up 6.7% and we ended the year with $94.7 million in backlogged contracts. Our core strategies will continue to drive our business success in Corrections:
- Market Penetration. Increase our market penetration in our core corrections business, expanding our current market leading position by leveraging our technical and financial strengths.
- Expand Market Segment. Expand our segment of the corrections marketplace by introducing technologically advanced products through
    our existing marketing channels   most notably our MaxWall
    Prefabricated Steel Cell. These product introductions will facilitate our growth even as the corrections market slows overall in the short-term.
- Increase Margins. Increase operating margins by shifting to higher margin products and services and through increased operating efficiencies.

[TWO CHARTS]

Recurring Revenue. Increase recurring revenue, and therefore earnings consistency, by maximizing our maintenance contract opportunities. Electronic control systems in modern prisons have become extraordinarily complex. Cities and counties are beginning to realize that they can benefit from the broad expertise and skilled personnel base of a company like ours.
- New Markets. Migrate our advanced security technology to non-corrections markets to expand our potential market. Examples include our current work with oil companies, the introduction of our SecurTransPlex integrated security  system for airports, and the broad acceptance our video badging system has received with the
    U.S. Air Force   with applications in other branches of the
    military and at commercial airports.

[PHOTO OF MAXWALL CELL]

MaxWall is Correction's most significant innovation since our IDEAS distributed processing introduction several years ago. These prefabricated modular steel jail cells are delivered in panels, have all components fully integrated, and can be used in new facilities or gutted existing buildings. They can be stacked three high, and result in tremendous construction savings due to their lighter weight and smaller footprint.

Partnering in Corrections

Jon Lucynski, CEO of Norment:
"Our Corrections business has demonstrated the strength and flexibility to extend its exceptional operating record of recent years. Our introduction of MaxWall, combined with our move into new security markets, provides great opportunities for strong growth with improved operating margins."

Corrections is well positioned to continue to gain market share and to win many of the nation's largest projects due to its unique combination of competitive advantages:
- The largest organization in corrections devoted to electronic security, over 175 people.
-   Corrections revenue 50-60% greater than our nearest competitor.
- Market-leading technology in security electronics and security hardware.
- The finest project management capabilities and control systems in the industry.
-   The newest manufacturing facility in the industry.
- Financial and bonding capacity to handle the very largest installations.

In addition to our success in our traditional corrections security business, 2001 was marked by other significant events: Jon Lucynski, longtime leader of Norment Security Group (encompassing both Corrections and Attack Protection), was named CEO of Norment. Trentech successfully exported its electronic security technology to the oil industry, with work for a major public oil company. The U.S. Air Force in Europe decided to standardize on Trentech's video badging system. Airteq's new electromechanical locking device was approved by the State of California, in advance of an expected significant increase in retrofit activity in that state.

Corrections is well positioned for the future, and for the shifting dynamics of the corrections industry. With the premier position in the industry, the best technology, expanding scope within the corrections industry, and the potential for migrating into new security markets, 2001 has truly been a transformational year for our largest division.


[PHOTO OF ESSEX CO. PRISON]

A rendering of the Essex County correction facility in Newark, NJ -- our largest award ever, currently in process.

[PHOTO OF RETROFIT FACILITY IN MAINE]

Corrections is retrofitting three major facilities in Maine at a total award value of $9 million. With electronic security systems wearing out or obsolescing after 10 - 12 years, the retrofit market is becoming increasingly important.

[PHOTO OF TRENTECH CONTROL CENTER]

Trentech control centers have long managed the security at the country's largest jails and prisons, an enormously complicated yet clearly mission-critical function. These same technologies and skills are equally applicable as the world strives to upgrade the level of security at airports, refineries, utilities, and other large, complicated and extremely sensitive installations.

PARTNERING IN PUBLIC SAFETY

[IDAHO BADGE]

'Disaster Tolerant' has taken on new meaning since September 11. Tiburon has the unique ability to provide remote backup capabilities. For a new statewide police dispatch system being installed for the State of Idaho, three separate emergency communications centers across the state are networked to share incident and unit information and provide remote backup. Since all data is duplicated at each site, in the event a communication center becomes inoperable, this disaster tolerant configuration allows another center to resume full operation with accurate, up-to-the-minute information. Tiburon also installed the Idaho Criminal Records and Identification System and the State Law Enforcement Data System.

[TIBURON LOGO]


"Protecting and Improving Lives Through Our Technology, Solutions and
Service"
In 2001 CompuDyne made a $6 million investment in Tiburon, the nation's largest software provider to the public safety and justice system markets, and agreed to acquire the balance of Tiburon for a total price of approximately $29 million. The acquisition is expected to be completed in May 2002.

Our acquisition of Tiburon represents our most important strategic business move since the 1998 acquisition of Norment Industries. We entered the public safety and justice market in 1999 with the acquisition of CorrLogic for $3.3 million. At that time we recognized the attractiveness and strategic benefit of a more significant investment in this market. We spent a year studying the market and its participants before selecting Tiburon as our most attractive partner. Tiburon clearly meets CompuDyne's long-stated corporate strategic objectives:

- Focus on core business: Tiburon's software is tightly interwoven with our core Public Security marketplace. Both Tiburon and
     CompuDyne target the same customers   public agencies dedicated to
     the security and safety of the public. The cross-selling and systems integration opportunities are enormous.

- Higher margins: Software providers historically have had very attractive operating margins, due to the "production" leverage implicit in software development, and the continuing customer relationship. Tiburon's efforts to streamline project implementation processes and to standardize product development efforts, combined with its rapidly growing recurring revenue base, should result in solid operating margins.
- More technology: Large scale software installations such as Tiburon's clearly meet this objective.
- Recurring revenues: With over 350 customers worldwide, continual upgrades, and systems that clients use for many years, Tiburon has a growing base of recurring revenue, exceeding 25% of annual revenues.

What is the "public safety and justice" marketplace that Tiburon serves so well? Founded in 1980, Tiburon generated $42 million in revenue in 2001 by providing these complementary markets with end-to-end solutions:

- The public safety market serves our emergency services law enforcement, fire and ambulance. Core software products include computer aided dispatch (CAD) and records management systems (RMS). CAD provides intelligent automated dispatch systems to improve the efficiency and life safety of emergency services personnel. RMS facilitates the administrative processes surrounding the delivery of emergency services.
- The justice system market includes courts, probation, inmate management, and other related justice system activities. Again, Tiburon software products provide the automation to improve the administrative efficiency of these services.

[PHOTO OF POLICE CAR]

The advantages of integrating automated dispatch and records management with justice systems is well understood by Travis County (Austin), TX. Tiburon implemented an integrated justice system to support dispatching, records management, corrections, probation, civil process and court management operations for the 850,000-person county. The foundation of this completely integrated system, serving 1,200 users, is Tiburon's interagency database, a repository of common subject information.

PARTNERING IN PUBLIC SAFETY

Tiburon systems are installed in some of the most demanding public safety and justice environments in the world, including the Singapore National Prison System, which manages over 15,000 inmates housed in ten facilities, and the State of New Mexico Court Management System, which supports over 1,000 users from ninety-nine magistrate and general jurisdiction courts across the state. Larger cities served include Baltimore, MD; Milwaukee, WI; San Francisco, CA; and Austin, TX.

Importantly, CompuDyne shares Tiburon's commitment to its business strategy:

-    Invest in the latest technology; stay ahead of the competition.
-    Outstanding customer service.
-    Operate "close to the customer" with fully staffed regional offices.
-    Zero downtime solutions for our customers' critical missions.


The events of September 11 changed our world and the communities we serve forever. Tiburon's products and services enhance our homeland security and the safety of our citizens. Now, more than ever, is the time for agencies to have solid, dependable public safety and justice systems that can communicate with databases and resources nationwide.
The Federal government recognized this need, with multiple proposals before Congress to provide financial support for communities to upgrade these vital systems. Tiburon is well positioned to satisfy these critical needs.

[PHOTO: STATUE OF LIBERTY]

Tiburon public safety software played a vital role in the aftermath of the terrorist attacks on September 11. Tiburon's dispatch and records products serve the New York City Metropolitan Transit Authority, Arlington County, VA (location of the Pentagon), and the City of Pittsburgh, PA (near the Somerset County airplane crash). These disaster-tolerant systems provided public safety personnel vital information quickly, accurately and reliably.

[PHOTO: BALD GUY AT CONSOLE]

In early 2002 CorrLogic and San Diego County, CA successfully went "live" with one of the largest inmate management and institutional medical software systems ever launched in the United States.

[CORRLOGIC LOGO]

Our CorrLogic subsidiary achieved a critically important milestone early in 2002 the "go live" of the huge San Diego inmate management and institutional medical system installation. This project, in total disarray at the time CompuDyne acquired CorrLogic in 1999, was brought in on schedule and with a minimum of complications. This is an enormously complex system, involving 1.5 million lines of software code, of which 500,000 were new to this project.


CorrLogic introduced several important products in 2001:

- CorrTrak: CorrLogic's Inmate Tracking System monitors inmate movement by using a variety of scan devices such as RFID, Fingerprinting and Barcode technology.
- Premier Web: CorrLogic's Web-based inquiry system allows the intranet or internet connected user the ability to access public record information using a standard browser. Recently deployed in Shelby County, TN and Jefferson County (Louisville), KY, it is used by over 1,300 workstations.
- Inmate Information Kiosk System: CorrLogic's newest offering, introduced in early 2002, is a secure inmate information and request system that allows the inmate the ability, through touch screen technology, to access information and request services.

In late 2001 CorrLogic was awarded contracts with San Bernardino, CA; Pascoe County, FL; and Montgomery County, OH, suggesting the long-awaited pickup in awards and revenue may have finally arrived. Supplemented by Tiburon's large customer base and strong marketing resources, CorrLogic's technologically advanced products will have more access to market opportunities as it joins with Tiburon over the coming year.

Bruce Kelling,CEO of Tiburon:

"Our public safety systems are designed to perform in the most rigorous emergency situations. As an industry leader in disaster tolerant systems, our customers are assured continued availability during the worst disasters."

PARTNERING IN FEDERAL SYSTEMS

[QUANTA LOGO]

Quanta Systems is focused on the turnkey integration of security and public life safety systems. With a 26% increase in revenues and 15% increase in operating profit, Quanta's specialized services have met with increasing demand in these uncertain times. Quanta continues to expand its security-related activities, often in top secret environments, for its military and agency clients. Perhaps the most interesting development has been the Shoreline Security System developed and deployed under the direction of the Naval Criminal Investigative Services
(NCIS). This multi-function system provides an overlapping security solution for both shipboard and dockside waterborne terrorist threats utilizing radar, closed-circuit television, and thermal imaging. Quanta also designed and installed comprehensive security systems for critical military flightlines around the world incorporating access control, badging, surveillance and intrusion detection, communications and perimeter protection -- all unified into hardened central command and control stations. Working with NCIS, Quanta also developed a "multivariate" smart card incorporating several different technologies. This unique card, under consideration as a Navy-wide standard, contains an abundance of information that can be readily addressed at worldwide points of contact.



[PHOTO OF TWO PEOPLE AT QUANTA MONITORS]

Naval Air Station, Pensacola, FL. Quanta has developed an important specialty of providing regionalization control centers for the military which integrate the security, communications, and other needs of multiple facilities located over a wide regional area into a central control center. These enormously complex and technologically sophisticated regionalization efforts improve both the effectiveness and efficiency of military installations around the world.


[PHOTO OF GUY AT MONITOR]

The development of the Shoreline Security System after the bombing of the USS Cole represents a major advance in protecting facilities located on water. The system alerts the control center about oncoming water-based craft. Already installed by Quanta Systems at the Navy Yard in Washington, DC, discussions are well underway for additional installations. The system is also appropriate for offshore drilling rigs or other potential terrorist targets that are water-based.

Phil Blackmon,President of Quanta:

"Our traditional customers in the U.S. government have recognized the need for enhanced security worldwide. Our wide-ranging capabilities, coupled with our large number of personnel with high security clearances, makes us very well positioned to gain a significant amount of work in the years ahead."

Quanta's work on regionalization efforts for the Navy continues, with the installation of security systems monitoring hundreds of buildings at multiple bases consolidated into one centralized control and 911 dispatch center.

Quanta's Data Control Systems division is introducing a Mobile Satellite Ground Station (MSGS) for field-based signals collection utilizing DCS's proprietary signals demodulation and analysis technologies providing real-time security threat information. When targeted on terrestrial communications, it can be used to support security activities for government and commercial facilities. When used for satellite communications intercept, the MSGS provides an invaluable tool in combating terrorism and other illegal activities.


[TWO CHARTS]

PARTNERING IN ATTACK PROTECTION


[PHOTO OF OIL REFINERY]


Fiber SenSys' fiber optic based perimeter detection systems have been installed at oil fields and refineries around the world. Recent awards have included work for a national oil company and many U.S. military projects as well as several very high-profile personal residences.


[PHOTO OF BROKEN WINDOW]


Our Attack Protection division has been the leader in protecting our U.S. embassies and other high-profile buildings in the U.S. and overseas for over 20 years. In these unsettling times, the U.S. government continues a massive program to upgrade the security of these facilities. We are partners in that critically important task.

[PHOTO OF NORSHIELD FACTORY WORKERS]

Norshield has continually upgraded the physical appearance as well as the security level of its products. Our unique ability to now produce high security-level protection in an attractive but fully security-rated architectural aluminum frame provides a significant competitive advantage.

[NORSHIELD AND FIBER SENSYS LOGOS]

Our Attack Protection business, composed of Norshield Security Products and Fiber SenSys, is at the forefront of a trend toward greater protection for our public and private high-profile buildings and facilities. We have long been the leader in high-end bullet, blast and attack resistant windows and doors. Since the 2000 acquisition of Fiber SenSys we have the best technology for perimeter protection. As the world moves up the scale of security intensity and sophistication, Attack Protection products and services are there to provide independently rated levels of confidence and protection. 2001 was a transformational year for Attack Protection:

- We completed the reorganization of our manufacturing management team. Starting at the top, with the naming of David Wachs, who rejoined us in 2000, as President of the Attack Protection group, we have made numerous changes and new hires to vastly strengthen our Attack Protection and manufacturing management. These professionals have restructured our manufacturing systems and processes to the point where we are now taking full advantage of the 50% capacity expansion completed in early 2000.

- The enhanced outlook for the demand for our Attack Protection products, combined with our confidence in our new manufacturing team, led to the announcement in late 2001 that we were embarking on a further 40% expansion of capacity. CompuDyne combined its Sysco (computer network security systems) and Fiber SenSys (fiber optic based perimeter sensors) subsidiaries and put the newly combined company, Fiber SenSys, under the Attack Protection management. This will extend the manufacturing skills of Attack Protection to Fiber SenSys while opening up significant cross-selling opportunities, since Fiber SenSys is in a number of markets which use Attack Protection type products to complement their facility protection program.
- Fiber SenSys worked around the globe, providing sensor systems for installations at the Maryland Port Authority and for the Kuwait National Guard.
- We have begun to expand our product offering, introducing pop-up security barriers and developing other products that can complement our existing lines. We also continue to review acquisition opportunities in this area.

Fiber SenSys perimeter protection sensors have unique advantages traditional copper-based sensors:

-    Made of fiber optic cable, they have a much longer life.
- There are no electrical emanations which could interfere with sensitive communications in applications such as airports or spark a fire at a refinery.
- Unlike copper, fiber is not sensitive to the caustic acids in the air around water treatment facilities or other processing installations.
- Our patented technology allows the sensitive electronic controls to remain in protected buildings while the sensor can run 6 kilometers without electrical connections.
- The fiber optic sensor is not sensitive to extreme weather conditions. Combined with our ability to place the electronics far from the perimeter, Fiber SenSys provides a strong advantage in severe climates, hot or cold.



[TWO CHARTS]

[PHOTO OF NORSHIELD PLANT]

In 1999 CompuDyne expanded the Attack Protection division's physical capacity by 50%, confident that the business would be there to fill it. Now this expansion area is at capacity. In late 2001 CompuDyne announced another 40% capacity expansion, again in anticipation of increasing demands from both traditional and nontraditional customers.

David Wachs, President of Norshield:

"Norshield has completely restructured its manufacturing management and reconfigured its manufacturing operations, at the same time we are well along with our 40% capacity expansion. We are extremely well positioned to take profitable advantage of the heightened demand for our security products."

Our Attack Protection group is well positioned to expect accelerated growth:

-    The world is clearly demanding heightened security.
- We have the market leading position in high-end bullet, blast and attack resistant products, a market that is expected to expand significantly.
- The U.S. government is continuing, and expected to accelerate, its multiple year program to upgrade security at U.S. embassies, as well as USAID and other highly visible facilities, around the world. For over twenty years we have been their strongest partner in this effort.
- We have world-class manufacturing management, facilities, and equipment to meet these demands.
- Our Fiber SenSys product is the best perimeter protection system available, and has barely penetrated its potential market.


Attack Protection had revenues of $23.2 million and a record operating profit of $2.7 million, up 28.6% from 2000. We ended the year with a record year-end backlog of $16.9 million, up 25.2% from year-end 2000. With our now efficiently operating existing facilities, our in-process 40% capacity expansion, and indications of heightened interest in our products, we look forward to significant further improvement in 2002.












       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

Overview
--------

CompuDyne Corporation is a leading provider of products and services to the Public Security market. We operate in four (4) specific segments in this marketplace: Corrections, Attack Protection, Federal Systems and Public Safety.

Our Corrections segment is headquartered in Montgomery, Alabama and is known to the trade as Norment Security Group. This segment provides physical and electronic security products and services to the corrections industry (prisons and jails) and to the courthouse, municipal and commercial markets. Norment serves as a contractor, responsible for most installation work on larger projects. Installations involve hard-line (steel security doors, frames, locking devices, etc.) and sophisticated electronic security systems, including software, electronics, touch-screens, closed circuit TV, perimeter alarm devices and other security monitoring controls. In 2001, Norment received its first order for its newly introduced MaxWall product. MaxWall is a modular steel, concrete filled prefabricated cell construction system.
It allows for construction projects to use considerably less space and can save the project owner significant amounts of money. In 2001, the Company was awarded a contract for 1,100 MaxWall cells to be installed in a new high-rise jail being constructed in downtown Phoenix, Arizona. By utilizing our MaxWall product, the jail owner was able to reduce the project size by over 30,000 square feet and thus remove one full floor from the jail. Norment, through a network of regional offices provides field level design, installation and maintenance of both physical and electronic security products.

Included in our Corrections segment is our Trentech line which designs, manufactures and integrates electronic security systems. Trentech integrates generally available products and software as well as designing its own proprietary systems. Trentech has developed a sophisticated proprietary video badging system which has become the virtual standard for the United States Air Force and has been installed at over 200 US
Air Force facilities throughout the world.

The Corrections segment also manufactures a complete line of locks and locking devices under the brand name Airteq. We are an industry leader in pneumatic and electro-mechanical sliding devices used in the corrections industry.

Our Attack Protection segment is the country's largest manufacturer of bullet, blast and attack resistant windows and doors designed for high security applications such as embassies, courthouses, Federal Reserve buildings, banks, corporate headquarters and other facilities that insist on having the highest level of protection presently available. We are the premiere provider of Level 8 security products, the highest rating level of commercial security products. Existing product installations number in the thousands and range from the Middle East to the White
House to the corner drug store. Additionally, this division is finalizing plans to manufacture pop-up barrier security systems. The Attack Protection segment's largest customer to date is the United
States Department of State. We are the largest supplier of bullet and blast resistant windows and doors to United States embassies throughout the world. The product manufactured is an integrated and structurally secure product where the rated protection comes not only from the glass but also from the frame and encasement, which are specifically designed to become integral parts of the structure into which they are to be installed. We also manufacture our attack resistant windows and doors as an Original Equipment Manufacturer (OEM). As an OEM, our products are ultimately sold to drug stores, convenience stores, and banks to secure drive through facilities. Other commercial applications include guard booths, tollbooths, cash drawers and other similar items.

In addition, the Attack Protection segment manufactures a highly sophisticated fiber optic system, known as Fiber SenSys, used to detect physical intrusion. This application is designed to protect large perimeters including such applications as oil fields, airport tarmacs, public utilities, nuclear reactors and water systems. In addition it has been installed to guard the perimeters of numerous private estates and other similar properties. A related product is our SecurLan product, which protects data lines from physical intrusion using a fiber optic technology similar to our Fiber SenSys technology.

Our Federal Systems segment is known as Quanta Systems Corporation.
This segment has been serving the federal government's security needs since 1952. Its customer base includes military, governmental agencies, and state and local governmental units. Federal Systems provides turnkey systems integration of public security and safety systems. We are classic security integrators. We specialize in a wide range of customized access control and badging, intrusion detection, surveillance and assessment, communications, command and control, fire and life safety, and asset tracking systems. Federal Systems provides central station oversight and control of multiple and separate facilities as well as security and public life safety systems and equipment.

Our Public Safety segment currently consists of our subsidiary known to the industry as CorrLogic, Inc.. This company is a leading developer of inmate management and institutional medical software systems.
We specialize in the development, implementation and support of complex, integrated inmate management software systems that improve the efficiency and accuracy of correctional facility operations. CorrLogic's focus is entirely on information solutions for the corrections industry.

We are expanding our offerings in the Public Safety sector through our strategic investment in Tiburon, Inc., ("Tiburon") and our planned full acquisition of Tiburon. On June 19, 2001, we purchased 624,996 shares of common stock of Tiburon from Tiburon's shareholders for $3.0 million, representing a 12.5% ownership interest. We also purchased 520,833 newly issued shares of 7.5% cumulative convertible preferred stock of Tiburon for an additional $3.0 million. When converted, this preferred stock represents an additional 10.3% ownership interest. On January 25, 2002, we entered into a First Amendment to Merger Agreement with Tiburon whereby upon the satisfaction of certain conditions, including shareholder ratification, obtaining financing satisfactory to us and other conditions, we agreed to purchase all of the remaining issued and outstanding common shares as well as any warrants or preferred shares for a combination of CompuDyne stock and cash. The cash consideration, which is primarily at our discretion will be for between 35% and 50% of the Tiburon common shares, warrants and preferred shares is calculated at $4.80 per Tiburon share plus increments of $.045 per share for each full month between September 2, 2001 and March 2, 2002 and $.05 per share per month thereafter (the "Cash Consideration"). The stock consideration, payable in the form of CompuDyne common shares, which is primarily at our discretion will be between 50% and 65% of the Tiburon shares, warrants and preferred shares is determined by applying an exchange ratio and is calculated by dividing the cash consideration by $11.00. Assuming the transaction was to close in the later part of May 2002, the exchange ratio for the stock consideration would be $5.17/$11.00 or .47 shares of CompuDyne stock for each share of Tiburon stock exchanged for CompuDyne stock. Assuming 50% of Tiburon's shares are exchanged for cash consideration and 50% are exchanged for stock consideration, then we would purchase the shares of Tiburon we don't already own for approximately $12 million in cash and 1.2 million shares of CompuDyne stock.

Tiburon provides sophisticated software products that serve the command and control and records management systems for law enforcement, fire and rescue, corrections and justice environments. Tiburon is a market leader in the development, implementation and support of public safety and justice automation systems worldwide since 1980. With more than 350 systems supporting over 1,000 agencies, Tiburon is a leader in public safety and justice solutions.

Results of Operations
---------------------

YEARS ENDED DECEMBER 31, 2001 AND 2000

Revenues. The Company had revenues of $127.4 million and $130.6 million for the years ended December 31, 2001 and December 31, 2000,
respectively. This was a decline of $3.2 million or 2.5%.   Revenues
from the Corrections segment declined from $87.4 million in 2000 to $81.0 million in 2001. This 7.3% decline in revenues was primarily the result of the delay in starting work on a significant project previously awarded to the Company. The Essex County jail project is a $22 million project and is the largest contract the Company has ever received. We had expected to have completed a significant amount of this project during 2001. Due to delays by the general contractor, to whom we are a sub contractor, the completion date for our involvement with this project moved from 2001 to 2003. Revenues from the Attack Protection segment were stable at $23.2 million for both 2001 and 2000. The Attack Protection segment was largely capacity constrained in 2001 and in February 2002, we purchased an existing 75,000 square foot building on 20 acres of land which will be used to expand our manufacturing capabilities by approximately $10 million per year for this segment. Revenues from the Federal Systems segment grew from $14.8 million in 2000 to $18.7 million in 2001. This 26.3% growth was the result of this segment receiving new projects from various governmental agencies. Our Public Safety segment had a revenue decline of $660 thousand from $5.1 million in 2000 to $4.5 million in 2001 due to a decrease in customer orders.

Expenses. Cost of goods sold declined from $105.1 million in 2000 to $102.1 million in 2001. This was a decline of $3.0 million or 2.9%. This decline was largely a result of the decrease in revenue experienced by the Company in 2001 as compared to 2000.

The larger percentage decline in cost of goods sold as compared to the percentage decline in sales resulted in an increased gross profit percentage of 19.8% in 2001 as compared to 19.5% in 2000. Gross profit declined from $25.5 million in 2000 to $25.3 million in 2001.

Cost of goods sold in the Corrections segment declined from $72.0 million in 2000 to $66.3 million in 2001. This was a decline of $5.7 million or 7.9%, largely a result of the decrease in revenue experienced by this segment during the comparable period. Cost of goods sold in the Attack Protection segment decreased from $17.6 million in 2000 to $16.7 million in 2001. This was a decline of $823 thousand or 4.9%. This decline was largely a result of operating efficiencies attained at this segment. Cost of goods sold in the Federal Systems segment increased from $12.7 million in 2000 to $16.3 million in 2001. This was an increase of $3.6 million or 28.3% and was largely attributable to the increase in revenues experienced by this segment over the comparable period. Cost of goods sold in the Public Safety segment declined from $2.8 million in 2000 to $2.7 million in 2001. This was a decrease of $75 thousand or 2.7%. This segment had a decline in revenues during the comparable period of 12.9% and due to significant fixed costs was unable to reduce its cost of goods sold as its revenues declined.

Selling, general and administrative expenses declined from $17.8 million in 2000 to $17.4 million in 2001. This was a decrease of $400 thousand or 2.3%, which is a result of the decreased sales level. Selling, general and administrative expenses in the Corrections segment declined from $9.4 million in 2000 to $8.4 million in 2001. This was a decrease of $1.0 million or 10.6% and is attributable to the decline in revenues experienced by this segment. Selling, general and administrative expenses in the Attack Protection segment increased from $3.5 million in 2000 to $3.8 million in 2001. This was an increase of $274 thousand or 7.8%. The Company anticipates this segment of the business to have enhanced growth opportunities and thus invested in additional resources in 2001 to be able to handle the future growth of this segment. Selling, general and administrative expenses in the Federal Systems segment increased from $764 thousand in 2000 to $906 thousand in 2001. This was an increase of $142 thousand or 18.6%. This increase was largely a result of this segment's increase in revenues over the comparable period. Selling, general and administrative expenses in the Public Safety segment declined from $2.5 million in 2000 to $2.4 million in 2001. This was a decrease of $98 thousand or 3.9%. This segment had a decline in revenues during the comparable period of 12.9% and due to significant fixed costs was unable to reduce its selling, general and administrative expenses as its revenue declined. Corporate selling, general and administrative expenses increased from $1.7 million in 2000 to $2.0 million in 2001. This was an increase of $272 thousand or 16.0%. This increase was a result of increased staffing levels at the Company's headquarters and the result of the Company hiring a Public Relations firm in 2001 to enhance the Company's ability to present itself to the industries it serves as well as the investment community.

Interest expense increased from $2.0 million in 2000 to $2.6 million in 2001. Included in interest expense in 2001 is $357 thousand of expense related to the write-off of non-recurring financing charges from previous bank financing that was replaced in November 2001. The remainder of the increase was due to a higher average level of borrowing in 2001 as compared to 2000, offset by lower average interest rates. This bank financing was on more favorable terms than the replaced financing. We borrowed $6.0 million in June 2001 to fund our investment in common and preferred stock of Tiburon. On October 29, 2001 we completed the sale of 1.076 million new common shares in a Private Investment, Public Equity ("PIPE") transaction. The stock was sold at a price of $12 per share, which netted the Company approximately $12.0 million in new equity capital. In this same transaction approximately 1.37 million CompuDyne common shares owned by William Blair Mezzanine Capital Partners., II L.P. (the "Shareholder") were resold. As a result of this transaction, the Shareholder realized approximately $12.8 million, and by agreement with the Shareholder, we realized approximately $3.5 million in net capital proceeds. As a condition of the sale of the Shareholder's shares of common stock, we were required to repay the $9 million 13.15% subordinated note held by the Shareholder. We utilized the proceeds of these offerings to retire $9 million of high interest subordinated debt and to pay down other bank debt. On November 16, 2001 we entered into a new borrowing arrangement with PNC Bank, N.A. and repaid our existing bank borrowings. These new borrowings consisted of a $5 million term loan and a $20 million line of credit. These borrowing facilities were on more favorable terms to us than our previous arrangements. As a result of this refinancing we wrote off approximately $357 thousand of capitalized financing fees related to the old borrowing.

Other income in 2001 primarily relates to dividends of $120 thousand we received on our investment in the preferred shares of Tiburon and equity income of $75 thousand recorded on our investment in Tiburon.

Research and Development Costs. Research and development costs include material, engineering labor and allocated overhead. The Company historically spends a minimal amount on research and development. The amount expended by the Company on research and development decreased from $220 thousand in 2000 to $70 thousand in 2001. This represented ..17% of revenues in 2000 and .05% of revenues in 2001.

Taxes on Income. Our effective tax rate in 2001 was 28.4% as compared to 26.0% in 2000. In both years we benefited by the reduction of a valuation allowance on a deferred tax asset on our balance sheet because we determined that as a result of our continued higher level of taxable earnings, it is more likely than not that we will realize a tax benefit from it. For 2001 the benefit was $534 thousand and for 2000 the benefit was $735 thousand. Absent these valuation reductions, our effective tax rate would have been 33.9% in 2001 as compared to 37.7% in 2000. The primary reason for this decline is due to the Company receiving extra territorial tax credits on income earned on export sales which was available for 12 full months in 2001 and only the last four months of 2000.

Net Income. The Company reported net income of $4.1 million in both 2001 and 2000. Our fully diluted earnings per share decreased from $.69 in 2000 to $.67 in 2001. The weighted average number of common shares outstanding and equivalents increased from 6.0 million to 6.1 million in 2001. During the year we repurchased approximately 314,000 treasury shares. This decline in shares outstanding was offset by the new shares issued in the PIPE transaction in late October 2001.

YEARS ENDED DECEMBER 31, 2000 AND 1999

Revenues.   The Company had revenues of $130.6 million and $111.4
million for the years ended December 31, 2000 and December 31, 1999,
respectively. This was an increase of $19.2 million or 17.2%.   Revenues
from the Corrections segment increased from $77.2 million in 1999 to $87.4 million in 2000. This 13.2% increase in revenues was primarily the result of the Corrections segment increasing its market share and the awarding of several large contracts to the Company. These contracts included electronics work for three prisons in the State of Maine. Revenues from the Attack Protection segment grew from $15.8 million to $23.2 million for the years ended December 31, 1999 and 2000 respectively. This was an increase of $7.4 million or 46.8%. This increase is primarily due to increased sales to U.S. embassies throughout the world, as part of the U.S. embassy upgrade program. Revenues from the Federal Systems segment grew from $13.1 million in 1999 to $14.8 million in 2000. This 13.0% growth was the result of this segment receiving new projects from various governmental agencies. Our Public Safety segment had a revenue increase of $517 thousand from $4.6 million in 1999 to $5.1 million in 2000.

Expenses. Cost of goods sold increased from $90.1 million in 1999 to $105.1 million in 2000. This was an increase of $15.0 million or 16.7%. This increase was largely a result of the increase in revenue experienced by the Company in 2000 as compared to 1999.

The smaller percentage increase in cost of goods sold as compared to the percentage increase in sales resulted in our increased gross profit percentage of 19.5% in 2000 as compared to 19.1% in 1999. Gross profit increased from $21.4 million in 1999 to $25.5 million in 2000.

Cost of goods sold in the Corrections segment increased from $63.7 million in 1999 to $72.1 million in 2000. This was an increase of $8.3 million or 13.0% and was largely a result of the increase in revenue experienced by this segment during the comparable period. Cost of goods sold in the Attack Protection segment increased from $12.3 million in 1999 to $17.6 million in 2000. This was an increase of $5.3 million or 43.1% and was largely a result of the increase in revenue experienced by this segment during the comparable period. Cost of goods sold in the Federal Systems segment increased from $11.3 million in 1999 to $12.7 million in 2000. This was an increase of $1.3 million or 11.5% and was largely attributable to the increase in revenues experienced by this segment over the comparable period. Cost of goods sold in the Public Safety segment increased from $2.2 million in 1999 to $2.8 million in 2000. This was an increase of $545 thousand or 24.8%. Revenues for this segment grew by 11.2% in 2000 as compared to 1999. In addition, this segment added resources in anticipation of expected growth opportunities. Also included in cost of goods sold is $518 thousand related to the Company's Micro-Assembly business, which was sold in 1999.

Selling, general and administrative expenses increased from $15.2 million in 1999 to $17.8 million in 2000. This was an increase of $2.6 million or 17.1%. Selling, general and administrative expenses in the Corrections segment increased from $8.6 million in 1999 to $9.4 million in 2000. This was an increase of $819 thousand or 9.5% and is attributable to the increase in revenues experienced by this segment. Selling, general and administrative expenses in the Attack Protection segment increased from $2.1 million in 1999 to $3.5 million in 2000.
This was an increase of $1.4 million or 66.6%. This increase is due in part to the increase in revenues experienced by this segment and due to the Company anticipating this segment of the business to have enhanced growth opportunities and thus the Company invested in additional resources to be able to handle the future growth of this segment. Selling, general and administrative expenses in the Federal Systems segment increased from $718 thousand in 1999 to $764 thousand in 2000. This was an increase of $46 thousand or 6.4%. Selling, general and administrative expenses in the Public Safety segment increased from $2.3 million in 1999 to $2.5 million in 2000. This was an increase of $192 thousand or 8.3%, which is largely a result of the increase in revenues experienced by this segment. Corporate selling, general and administrative expenses increased from $1.4 million in 1999 to $1.7 million in 2000. This was an increase of $317 thousand or 22.6%.
This increase was a result of increased staffing levels and compensation levels at the Company's headquarters. The Company also incurred selling, general and administrative expenses in 1999 related to the MicroAssembly business, which was sold in 1999. Interest expense decreased from $2.2 million in 1999 to $2.0 million in 2000. This decrease was largely the result of lower average borrowing rates between those years.

Other income in 1999 primarily relates to $180 thousand from the sale of MicroAssembly and $54 thousand related to deferred credits amortized from the acquisition of Shorrock Electronic Systems. Other income was $34 thousand in 2000.

Research and Development Costs.  Research and development costs include
material, engineering labor and allocated overhead.   The Company
historically spends a minimal amount on research and development.
The amount expended by the Company on research and development increased from $80 thousand in 1999 to $220 thousand in 2000. This represented ..07% of revenues in 1999 and .17% of revenues in 2000.

Taxes on Income. Our effective tax rate in 2000 was 26.0% as compared to 37.3% in 1999. In 2000 we benefited by the reduction of a valuation allowance on a deferred tax asset on our balance sheet because we determined that as a result of our continued higher level of taxable earnings, it is more likely than not that we will realize a tax benefit from it. For 2000 the benefit was $735 thousand. Absent this valuation reduction our effective tax rate would have been 37.7% in 2000.

Net Income. The Company reported net income of $4.1 million in 2000 and $2.7 million in 1999. Fully diluted earnings per share increased from $.46 in 1999 to $.69 in 2000. The weighted average number of common shares and equivalents increased from 5.9 million in 1999 to 6.0 million in 2000.

Liquidity and Capital Resources
-------------------------------

The Company funds its operations through cash flow generated from its operations, bank financing and the sale of its common stock. The Company's liquidity requirements arise from cash to carry its inventories, costs in excess of billings, billed and unbilled receivables and for payments of principal and interest on outstanding indebtedness and acquisitions. The ultimate customers of the Company are primarily Federal, State and local governmental units. In the event the funding of these governmental units is reduced for any reason including budgetary reductions due to economic conditions, then there is a risk that the demand for the Company's goods and services would decrease which would reduce the availability of funds to the Company.

As of December 31, 2001, the Company had working capital of $27.4 million compared with $19.7 million as of December 31, 2000. The most significant changes in working capital were increases in contract costs in excess of billings and inventories, offset by borrowings on a working capital line of credit. At December 31, 2001, the Company had a line of credit of $20.0 million, of which $13.4 million was being used or was committed.

Net income of $4.1 million resulted in cash used in operations of $2.2 million compared with 2000's net income of $4.1 million, which resulted in net cash flow from operations of $1.9 million. The majority of this decrease occurred because the Company had an increase in costs in excess billings of $8.9 million caused by costs incurred on a number of contracts in the latter part of 2001 compared to an increase of $400 thousand in 2000.

Net cash used in investing activities was $7.1 million in 2001 compared to $2.2 million in 2000. The purchase of Tiburon common and preferred stock in 2001 required $6.1 million in cash. Capital expenditures totaled $1.1 million for machinery and equipment in 2001 compared with $1.0 million in 2000, which was primarily used for the expansion of the Attack Protection segment's manufacturing facility. The Company has projected spending up to $4.5 million during fiscal 2002 for normal equipment and upgrades and for the purchase and outfitting of a new 75,000 square foot facility in Montgomery, Alabama to increase capacity of the Attack Protection segment.

Net cash provided by financing activities amounted to $8.5 million in 2001 compared with $600 thousand in 2000. The increase in cash provided by financing activities is due to the refinancing of the Company's debt with a new bank and due to the sale of stock. On October 29, 2001 the Company completed the sale of 1.076 million new common shares in the PIPE transaction. The stock was sold at a price of $12 per share, which netted the Company approximately $12.0 million in new equity capital.
In this same transaction approximately 1.37 million CompuDyne common shares owned by William Blair Mezzanine Capital Partners, II L.P. (the "Shareholder") were resold. As a result of this transaction, the Shareholder realized approximately $12.8 million, and by agreement with the Shareholder, we realized approximately $3.5 million in net capital proceeds. As a condition of the sale of the Shareholder's shares of common stock, we were required to repay the $9 million 13.15% subordinated note held by the Shareholder. We utilized the proceeds of this offering to retire $9 million of high interest subordinated debt and to pay down other bank debt.

The following table summarizes the contractual obligations of the Company as of December 31, 2001 and the payments due by period.


                                    Payments Due by Period
                                    ----------------------
                                        (in thousands)
                               Less
Contractual                   than 1      1 to 3      4 to 5    After 5
Obligations        Total       year        years       years     years
-----------        -----       ----        -----       -----     -----

Long-term debt   $ 15,162     $ 2,394     $ 11,508    $  140    $ 1,120

Operating leases $  2,929     $ 1,072     $  1,857    $   -     $    -

Standby letter
 of credit       $  1,800     $ 1,800     $     -     $   -     $    -


The Company's total outstanding borrowings at December 31, 2001 amounted to $15,162,000. Of this amount $512,000 was a subordinated borrowing bearing interest at 7.50%. The remaining borrowings were all at variable rates. One of these borrowings is a subordinated borrowing in the amount of $1,250,000 which bears interest at the prime rate.
The Company had two (2) additional borrowings from Banks. One of these borrowings is a 3 year term loan due in quarterly installments through November 2004.  This borrowing was entered into on November 16,
2001 in an original amount of $5,000,000.   The amount outstanding at
December 31, 2001 was $4,580,000. Its interest rate is variable and can range from LIBOR +1.75% to prime + 1.5%. The rate charged the Company is based on the Company's leverage ratio at the end of each quarter.
The leverage ratio is defined as the ratio of consolidated indebtedness for borrowed money, capital leases, guaranties of borrowed money and reimbursement obligations in respect of letters of credit divided by the Company's earnings before interest, taxes, depreciation, and amortization (EBITDA).

The second borrowing from Banks was a $20,000,000 line of credit entered into on November 16, 2001 and is due November 16, 2004. The amount outstanding under this line of credit at December 31, 2001 was $7,000,000. Its interest rate is variable and can range from LIBOR + 1.50% to prime +1.25%. The rate charged the Company is based on the Company's leverage ratio at the end of each quarter as defined above.

The Company also had an industrial revenue bond outstanding at December 31, 2001. This borrowing bears interest at a variable rate based on
weekly market conditions.   This bond is fully collateralized by a Bank
letter of credit. The Company's bank considers letters of credit as outstanding borrowings when considering the amount of availability the Company has remaining under its line of credit. As such the Company had $11.2 million of unused availability under this line.

As a result of the variable nature of the interest rate on the Company's Bank borrowings, any increase in the amount of outstanding borrowings and/or decreases in the company's EBITDA will result in the Company's interest rate increasing and thus the amount of interest expense incurred also increasing.

The Company anticipates that cash generated from operations and borrowings under the working line of credit will enable the Company to meet its liquidity, working capital and capital expenditure requirements during the next 12 months. The Company, however, may require additional financing to pursue its strategy of growth through acquisitions. If such financing is required, there are no assurances that it will be available, or if available, that it can be obtained on terms favorable to the Company. Other than the proposed acquisition of Tiburon, Inc., and the expansion of its Attack Protection manufacturing facilities, the Company presently has no binding commitment or binding agreement with respect to any other material acquisition or strategic investment. However, from time to time, the Company may be party to one or more non-binding letters of intent regarding material acquisitions, which, if consummated, may be paid for with cash or through the issuance of a significant number of shares of the Company's common stock. Assuming the Company's acquisition of the shares of Tiburon which it does not already own occurs at a 50% stock consideration and a 50% share consideration level, then the purchase price would consist of an additional $12 million in cash and 1.2 million shares of CompuDyne common stock. The Company has commenced negotiations with our bank to increase our borrowing facility from $25 million to $35 million. Borrowings made by the Company under this increased facility may result in increased interest rates charged the Company to the extent its leverage ratio changes resulting in increased interest charges. In the event this proposed borrowing is approved, then we would have adequate cash available to complete this transaction at the proposed level.


Other than the Company's $1.8 million letter of credit, the Company has no other material off balance sheet financing.

Backlog
-------

Our backlog of orders was $118 million at December 31, 2001 and $108 million at December 31, 2000.

Market Risk
-----------

We are exposed to market risk related to changes in interest rates and to an immaterial extent, to foreign currency exchange rates. At December 31, 2001, the Company had a total of $15,162,000 of notes payable outstanding. Of this amount $512,000 was at a fixed rate of 7.5% and the remainder of $14,650,000 was at variable rates. The Company entered into an interest rate swap agreement on June 26, 2001 in the initial amount of $11,500,000. The amount of this swap agreement declines by $676,470 on a quarterly basis until it becomes $0 on October 1, 2005. At December 31, 2001 the amount of the swap agreement had declined to $10,147,060. As such, approximately $4,503,000 of the Company's fixed rate borrowings were not hedged with an interest rate swap agreement. In the event interest rates increased dramatically, the increase in interest rate expense to the Company could be material to the results of operations of the Company. The remaining debt of the company is covered by an interest rate swap which effectively converts this debt to a fixed rate borrowing at 4.90%.

Safe Harbor Statement under the Private Securities Litigation
-------------------------------------------------------------
Reform Act of 1995
------------------

Certain statements made in this annual report constitute
"forward-looking statements" within the meaning of the federal securities law, including those statements concerning the Company's expectations with respect to future events. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact included in this Annual Report, including without limitation statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding our financial position, business strategy and plans and objectives of our management for future operation, are forward-looking statements.
When used in this Annual Report, words such as "anticipate", "believe", "estimate", "expect", 'intend" and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operation,
results of operations, growth strategy and liquidity.   Risks inherent
in CompuDyne's business and with respect to future uncertainties are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.














































                      INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders of CompuDyne Corporation:


We have audited the accompanying consolidated balance sheets of CompuDyne Corporation and its subsidiaries, ("the Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CompuDyne
Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.









Deloitte & Touche LLP

McLean, Virginia
February 12, 2002







                COMPUDYNE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                               ASSETS               2001        2000
                                                    ----        ----
                                                 (dollars in thousands)

Current Assets
   Cash and cash equivalents                      $   296    $  1,077
   Accounts receivable, net                        34,188      34,550
   Contract costs in excess of billings            14,564       5,663
   Inventories                                      6,243       4,789
   Deferred tax assets                                843       1,178
   Prepaid expenses and other                       2,093         712
                                                    -----       -----
         Total Current Assets                      58,227      47,969

Property, plant and equipment, net                  7,322       8,122
Goodwill and other intangible assets, net           3,753       3,688
Investment in affiliated company                    6,076          -
Deferred tax asset                                    570          -
Other                                                 483          87
                                                    -----       -----
         Total Assets                             $76,431    $ 59,866
                                                   ======      ======



                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued liabilities      $ 21,929    $ 18,942
   Billings in excess of contract costs incurred    6,504       6,632
   Current portion of notes payable                 2,394       2,685
                                                   ------      ------
         Total Current Liabilities                 30,827      28,259

Notes payable                                      11,593       8,020
Subordinated notes payable                          1,175       9,512
Deferred tax liabilities                               -          116
Other                                                 199         163
                                                   ------      ------
         Total Liabilities                         43,794      46,070
                                                   ------      ------
Commitments and Contingencies






Shareholders' Equity
   Preferred stock, 2,000,000 shares
   authorized and unissued                              -          -
   Common stock, par value $.75 per share:
   15,000,000 shares
   authorized; 7,133,334 and 5,472,891 shares issued
   at December 31, 2001 and 2000, respectively       5,350      4,104
   Additional paid-in-capital                       27,976     11,870
   Retained earnings (deficit)                       2,704     (1,388)
   Accumulated other comprehensive loss               (114)        -
   Treasury stock, at cost; 477,869 shares and
   164,732 shares at December 31, 2001 and
   2000, respectively                               (3,279)      (790)
                                                     -----      -----
     Total Shareholders' Equity                     32,637     13,796
                                                    ------     ------
     Total Liabilities and Shareholders' Equity   $ 76,431   $ 59,866
                                                    ======     ======









   The accompanying notes are an integral part of these consolidated financial statements.



























                  COMPUDYNE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS


                                            Year Ended December 31,
                                        2001        2000        1999
                                        ----        ----        ----
                                   (in thousands, except per share data)


Net sales                           $ 127,394   $  130,611   $ 111,446
Cost of goods sold                    102,114      105,109      90,091
                                      -------      -------     -------
Gross profit                           25,280       25,502      21,355

Selling, general and administrative    17,378       17,792      15,231
Research and development                   70          220          80
                                       ------       ------      ------
Operating income                        7,832        7,490       6,044
                                       ------       ------      ------

Other expense (income)
 Interest expense                       2,552        2,000       2,203
 Interest income                          (12)         (66)       (146)
 Dividends                               (120)          -           -
 Equity earnings in affiliated company    (75)          -           -
 Other income                            (237)         (34)       (272)
                                        -----        -----       -----
   Total other expense (income)         2,108        1,900       1,785
                                        -----        -----       -----

Income before income taxes              5,724        5,590       4,259
Income tax provision                    1,632        1,451       1,589
                                        -----        -----       -----
Net income                          $   4,092    $   4,139   $   2,670
                                       ======       ======      ======

Earnings per share:
------------------
Basic earnings per common share     $     .75    $     .78   $     .51
                                       ======       ======      ======

Weighted average number of common
 shares outstanding                     5,424        5,339       5,237
                                       ======       ======      ======

Diluted earnings per common share   $     .67    $     .69   $     .46
                                       ======       ======      ======


Weighted average number of common
 shares and equivalents                 6,110        6,028       5,868
                                       ======       ======      ======





    The accompanying notes are an integral part of these consolidated financial statements.












































                     COMPUDYNE CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (in thousands)



                                         Additional   Receivable   Retained
                      Common Stock        Paid-in        From      Earnings
                    Shares     Amount     Capital     Management  (Deficit)
                   ------------------     -------     ----------  ---------
Balance at
January 1, 1999
                    5,200  $  3,900    $  10,397     $   (90)   $   (8,197)
Payoff of management
 receivable                                               60
Stock options
 exercised            213       160        1,337
Purchase of treasury stock
Net income                                                           2,670

--------------------------------------------------------------------------
December 31, 1999   5,413     4,060       11,734         (30)       (5,527)


Payoff of management
   receivable                                             30
Tax benefit from the exercise
 of stock options                             25
Stock options
 exercised             60        44          111
Purchase of treasury stock, net
Net income                                                           4,139

--------------------------------------------------------------------------
December 31, 2000   5,473     4,104       11,870          -         (1,388)


Tax benefit from the exercise
  of stock options                         1,310
Common stock issued
   in PIPE          1,076       808       12,413
Common stock issued    10         8           80
Warrants exercised    298       223        1,639
Stock options
 exercised            276       207          664
Purchase of treasury stock, net

--------------------------------------------------------------------------
Subtotal            7,133     5,350       27,976          -         (1,388)
--------------------------------------------------------------------------
Net income                                                           4,092


Other comprehensive income,
  net of tax:
    Loss on interest rate swap
       agreement
    Translation adjustment

--------------------------------------------------------------------------
Comprehensive income (loss)                                          4,092
--------------------------------------------------------------------------
Balance at
December 31, 2001   7,133  $  5,350    $  27,976    $     -      $   2,704
                    =====     =====       ======       ======        =====


 - - CONTINUATION OF TABLE

                           Accumulated
                              Other
                          Comprehensive       Treasury Stock
                              Loss         Shares       Amount     Total
                          -------------    -------------------     -----

Balance at January 1, 1999  $     -          79      $   (120)  $  5,890
Payoff of management
   receivable                                                         60
Stock options exercised                                            1,497
Purchase of treasury stock                   10          ( 87)       (87)
Net income                                                         2,670
------------------------------------------------------------------------
December 31, 1999                 -          89          (207)    10,030


Payoff of management
   receivable                                                         30
Tax benefit from the exercise
 of stock options                                                     25
Stock options exercised                                              155
Purchase of treasury stock, net              76          (583)      (583)
Net income                                                         4,139
------------------------------------------------------------------------
December 31, 2000                 -         165          (790)    13,796

Tax benefit from the exercise
  of stock options                                                 1,310
Common stock issued
   in PIPE                                                        13,221
Common stock issued                                                   88
Warrants exercised                                                 1,862
Stock options exercised                                              871
Purchase of treasury stock, net             313        (2,489)    (2,489)
------------------------------------------------------------------------
Subtotal                          -         478        (3,279)    28,659
------------------------------------------------------------------------

Net income                                                         4,092

Other comprehensive income,
  net of tax:
    Loss on interest rate swap
       agreement                (129)                               (129)
    Translation adjustment        15                                  15
------------------------------------------------------------------------
Comprehensive income (loss)     (114)                              3,978
------------------------------------------------------------------------
Balance at December 31, 2001 $  (114)       478     $  (3,279)   $32,637
                                =====      =====        =====     ======


      The accompanying notes are an integral part of these consolidated financial statements.





































                  COMPUDYNE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             Year Ended December 31,
                                          2001         2000       1999
                                          ----         ----       ----
                                                 (in thousands)

Cash flows from operating activities:
   Net income                          $  4,092     $  4,139    $ 2,670

Adjustments to reconcile net income to
 net cash (used in) provided by operations:
   Depreciation and amortization          1,874        1,872      1,514
   Deferred income tax (benefit) expense   (275)        (494)       700
   Gain on sale of MicroAssembly             -            -        (180)
   Equity earnings in affiliated company    (75)          -          -
   (Gain) loss from disposition of
     property, plant and equipment          (69)          -          25
   Other, net                                (5)         (15)       (26)

Changes in assets and liabilities:
   Accounts receivable                      362         (390)    (4,379)
   Contract costs in excess of billings  (8,901)        (379)      (191)
   Inventories                           (1,454)         218       (897)
   Prepaid expenses and other
     current assets                      (1,003)         (91)      (108)
   Other assets                            (391)         (96)      (582)
   Accounts payable and other
     accrued expenses                     3,999        2,056      5,330
   Billings in excess of
     contract costs incurred               (128)      (3,066)     2,553
   Other liabilities                       (232)      (1,814)    (1,916)
                                          -----        -----      -----
Net cash flows (used in)
   provided by operations                (2,206)       1,940      4,513
                                          -----        -----      -----
Cash flows from investing activities:
   Additions to intangibles                (239)          72        (60)
   Net payments for acquisitions             -        (1,285)    (1,128)
   Proceeds from sale of business            -            -       1,354
   Additions to property,
     plant and equipment                 (1,147)        (979)    (3,573)
   Proceeds from sale of property,
     plant and equipment                    401           -          -
   Purchase of stock in
     affiliated company                  (6,086)          -          -
                                          -----        -----      -----
Net cash flows used in investing
   activities                            (7,071)      (2,192)    (3,407)
                                          -----        -----      -----


Cash flows from financing activities:
   Issuance of common stock                  88          181        127
   Exercise of warrant                    1,862           -          -
   Common stock issued in PIPE           13,221           -          -
   Stock options exercised                  871           -          -
   Purchase of treasury stock           (18,983)        (443)        -
   Sale of treasury stock                16,494           -          -
   Proceeds from bond issue                  -            -       2,100
   Borrowings of subordinated debt        1,250           -          -
   Repayment of subordinated debt        (9,170)          -          -
   Borrowings of bank notes              12,000           -          -
   Repayment of bank notes               (9,137)         890     (4,125)
   Repayment of notes payable
            - related parties                -            -         (35)
                                         ------         -----     -----
Net cash flows provided by
   (used in) financing activities         8,496          628     (1,933)
                                         ------         -----     -----

Net (decrease) increase in cash
   and cash equivalents                    (781)         376       (827)
Cash and cash equivalents
   at the beginning of the year           1,077          701      1,528
                                         ------         -----     -----
Cash and cash equivalents
   at the end of the year              $    296     $  1,077    $   701
                                         ======        ======     =====

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
   Interest                            $  2,105     $  2,006    $ 2,143
   Income taxes, net of refunds        $  1,151     $  1,295    $ 1,172
Treasury shares obtained in lieu of
  collection of notes receivable       $     -      $    140    $    -



    The accompanying notes are an integral part of these consolidated financial statements.













               COMPUDYNE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations  CompuDyne Corporation ("CompuDyne" or the
"Company"), a Nevada corporation, operates in four sectors of the
security industry   Corrections, Attack Protection, Federal Systems
and Public Safety.

The Corrections segment provides physical and electronic security products and services to the corrections industry, (jails and prisons) and to the courthouse and commercial markets.

The Attack Protection segment manufactures bullet, blast and attack resistant windows and doors designed for high-end security applications, including embassies, courthouses, Federal Reserve buildings and banks. The Attack Protection segment also manufactures fiber optic systems used to detect physical intrusion, perimeter protection and the physical protection of data lines.

The Federal Systems segment provides the United States military, governmental agencies and state and local units with specialty engineering and security services, often of a classified nature.

The Public Safety segment provides sophisticated command and control records management systems for the law enforcement, fire and rescue, corrections and justice environments. In addition, the Company's Public Safety segment provides sophisticated inmate management software.

Summary of Significant Accounting Policies    The consolidated financial
statements of CompuDyne Corporation and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation    The consolidated financial statements
include the accounts of CompuDyne Corporation and its subsidiaries. Because of the Company's significant influence over Tiburon, its investment in Tiburon is accounted for using the equity method and is included in Investment in Affiliated Company. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates   The preparation of financial statements in conformity
with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These include estimates of percentage-completion on long-term contracts and valuation allowances for contracts, accounts receivable and deferred tax assets. Actual results could differ from those estimates.

Revenue Recognition    Revenue under cost reimbursable contracts is
recognized to the extent of costs incurred to date plus a proportionate amount of the fee earned. Revenue under time and materials contracts is recognized to the extent of billable rates times hours incurred plus materials expense incurred. Revenue from fixed price contracts is recognized under the percentage of completion method, whereby a portion of the total contract price is recognized based on the percentage of costs incurred to date to total estimated costs. Changes in revenue, costs, and profit estimates occurring during the course of a contract are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period such losses are determined. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract revenues recognized to date over billings to date on certain contracts. Billings in excess of costs and estimated earnings on uncompleted contracts represent the excess of billings to date over the amount of revenue recognized to date on certain contracts.

Sales of products, unrelated to contract revenue, are recognized as revenue at the time of shipment, which is when title is passed. For services provided under maintenance contracts, revenue is recognized ratably over the life of the contract and expenses are recognized as incurred.

Cash and Cash Equivalents    The Company considers all highly liquid
investments with an original or remaining maturity of three months or less to be cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions. These deposits may exceed the federally insured limits.

Inventories   Inventories are stated at the lower of cost or market,
using the first-in, first-out (FIFO) method. Costs included in inventories consist of materials, labor, and manufacturing overhead, which are related to the purchase and production of inventories.

Property, Plant and Equipment   Property, plant and equipment are stated
at cost less accumulated depreciation. Depreciation of plant and equipment is computed principally by the straight-line method based upon the estimated useful lives of the various classes of assets. Leasehold improvements are amortized over their estimated useful lives or the term of the underlying lease, whichever is shorter. Maintenance and repair costs are charged to operations as incurred; major renewals and betterments are capitalized.

Capitalized Software   The Company has $2.9 million in capitalized
software. Of this total, $1.7 million was from the acquisition of CorrLogic in 1999. The software is the base product used in its sales product. In addition, the Company capitalized accounting software at Norment totaling $950 thousand in 1999. The balance of capitalized software is for operational software used at various locations. Accumulated amortization was $1.1 million and $708 thousand at December 31, 2001 and 2000, respectively. These amounts are included in property, plant and equipment in the accompanying consolidated balance sheets.

Long-Lived Assets   The Company evaluates the carrying value of
long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated future net cash flows expected to result from the use of the asset, and from disposition, is less than the carrying value of the asset. The amount of the impairment loss would be the difference between the estimated fair value, based on discounted future cash flows of the asset and its carrying value. There were no impairment losses during the years ended December 31, 2001, 2000 and 1999.

Warranty Reserves   The Company provides warranties on certain of it
products. Warranty reserves are established by project based on historical warranty costs.

Comprehensive Income (Loss) Comprehensive income (loss) consists of unrealized gains or (losses) on foreign currency translation adjustments and an interest rate swap agreement and is presented in the Consolidated Statements of Changes in Shareholders' Equity.

Income Taxes The Company follows Statement of Financial Accounting Standards, ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between tax bases of assets and liabilities and financial reporting amounts, based upon enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Stock-Based Compensation The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees", ("APB No. 25") and has adopted only the disclosure requirements of SFAS No. 123, "Accounting For Stock-Based Compensation", ("SFAS No. 123"). The Company accounts for non-employee stock-based compensation using the fair value method in accordance with SFAS No. 123.

New Accounting Pronouncements   In June 2001, the FASB issued SFAS No.
142, "Goodwill and Other Intangible Assets". SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized but rather be tested at least annually for impairment. The Company will adopt SFAS No. 142 on January 1, 2002. The Company has not yet determined the impact that SFAS No. 142 will have on its financial position or the results of its operations.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.
The Company has not yet determined the impact that adopting SFAS No. 143 will have on its financial position or on the results of operations when such statement is adopted.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of APB 30, Reporting
the Results of Operations   Reporting the Effects of Disposal of a
Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company is required to adopt SFAS No. 144 on January 1, 2002. The Company has not yet determined the impact that the adoption of SFAS No. 144 will have on its results of operations or its financial position.

Reclassifications    Certain prior year amounts have been reclassified
to conform with the current year's presentation.

2.   EARNINGS PER SHARE

Earnings per share are presented in accordance with SFAS No. 128, "Earnings Per Share." This Statement requires dual presentation of basic and diluted earnings per share on the face of the income statement.
Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the year. Diluted earnings per share also reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options to purchase approximately 212 thousand shares for 2001, 115 thousand shares for 2000 and 122 thousand shares for 1999 were not dilutive and, therefore, were not included in the computation of diluted earnings per common share amounts.

The computations of the basic and diluted per share amounts for the Company's operations were as follows:



(Thousands, except per share)                 2001     2000      1999
----------------------------------------------------------------------


Net income                                 $ 4,092   $ 4,139   $ 2,670

Weighted-average common shares outstanding   5,424     5,339     5,237
Effect of dilutive stock options and awards    686       689       631
                                             -----     -----     -----
Diluted                                      6,110     6,028     5,868

Net income per common share
  Basic                                    $   .75   $   .78   $   .51
  Diluted                                  $   .67   $   .69   $   .46


3.   ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

                                           December 31,   December 31,
                                              2001           2000
                                           -----------    -----------
U.S. Government Contracts:                       (in thousands)

    Billed                                $   1,958      $    3,129
    Unbilled                                  1,769           2,075
                                              -----           -----
                                              3,727           5,204
                                              -----           -----
Commercial

    Billed                                   25,248          25,126
    Retainage                                 6,307           5,480
                                             ------          ------
                                             31,555          30,606
                                             ------          ------
Total accounts receivable                    35,282          35,810
Less: allowance for doubtful accounts        (1,094)         (1,260)
                                             ------          ------
Accounts receivable, net                  $  34,188      $   34,550
                                             ======          ======


Substantially all of the U.S. Government billed receivables result from cost reimbursable or time-and-material contracts. Direct sales to the U.S. Government for the years ended December 31, 2001, 2000 and 1999 were approximately $21.4 million, $11.8 million and $10.9 million, respectively, or 16.8%, 9.0% and 9.8% of the Company's total net sales for the respective years. The sales to the U.S. Government were in the Corrections and Federal Systems segments. No other single customer accounted for greater than 10% of the Company's net sales. Contract costs for services provided to the U.S. Government, including indirect expenses, are subject to audit by the Defense Contract Audit Agency, ("DCAA"). All contract revenues are recorded in amounts expected to be realized upon final settlement. In the opinion of management, adequate provisions have been made for adjustments, if any, that may result from the government audits. The Company received final approval on their indirect rates for 1998 from DCAA on September 10, 2001. No significant payments or billings were made as a result of the approval of the 1998 rates.

4.   CONTRACTS IN PROCESS

Amounts included in the financial statements, which relate to recoverable costs and accrued profits not yet billed on contracts in process are classified as current assets. Billings on uncompleted contracts in excess of incurred cost and accrued profits are classified as current liabilities. Summarized below are the components of the amounts:

                                         December 31,      December 31,
                                            2001              2000
                                         -----------       -----------
                                                (in thousands)

Costs and estimated earnings on
     uncompleted contracts              $   262,407      $   201,938
Less customer progress payments             254,347          202,907
                                            -------          -------
                                        $     8,060      $      (969)
                                            =======          =======

Included in the consolidated balance sheets:

Contract costs in excess of billings
     on uncompleted contracts           $    14,564      $     5,663
Billings in excess of contract costs
     incurred on uncompleted contracts       (6,504)          (6,632)
                                            -------          -------
                                        $     8,060      $      (969)
                                            =======          =======

5.   INVENTORIES

Inventories consist of the following:
                                         December 31,      December 31,
                                            2001              2000
                                         -----------       -----------
                                                 (in thousands)

     Raw materials                      $     4,114      $     3,506
     Work in progress                         1,844            1,200
     Finished goods                             285               83
                                             ------           ------
                                        $     6,243      $     4,789
                                             ======           ======












6.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:


                                                             Estimated
                                December 31,  December 31,  Useful Lives
                                   2001          2000         In Years
                                -----------   -----------   ------------
                                     (in thousands)

  Land and improvements         $   250      $    250
  Buildings and
  leasehold improvements          3,048         3,307          7-39
  Machinery and equipment         4,050         4,098          3-10
  Furniture and fixtures          1,033           595          3-10
  Automobiles                       631           383           5
  Software                        2,889         2,779          3-7
  Construction in progress          774            72
                                 ------        ------
                                 12,675        11,484
  Less: accumulated depreciation
    and amortization             (5,353)       (3,362)
                                 ------        ------
                                $ 7,322      $  8,122
                                 ======        ======




7.   INTANGIBLE ASSETS

Goodwill related to certain acquisitions is recorded at cost at the date of acquisition and is being amortized using the straight-line method. Accumulated amortization was $105 thousand, $39 thousand and $6 thousand as of December 31, 2001, 2000 and 1999, respectively.

Intangible assets consist of Department of State Certifications, UL listings, patents and ASTM standards related to the acquisition of Norment and Norshield and are being amortized using the straight-line method. Accumulated amortization was $373 thousand, $264 thousand and $118 thousand at December 31, 2001, 2000 and 1999, respectively.









Intangible assets consist of the following:


                                 December 31,  December 31, Amortizable
                                    2001           2000        Lives
                                 -----------   -----------  -----------
                                      (in thousands)

  Goodwill                      $   1,573    $    1,453        5-25
  Other intangibles                 2,658         2,538        15-25
                                   ------        ------
                                    4,231         3,991
  Less: accumulated amortization     (478)         (303)
                                   ------        ------
                                $   3,753    $    3,688
                                   ======        ======


8.    INVESTMENT IN AFFILIATED COMPANY

The Company's investment in Tiburon common stock is accounted for using the equity method since the Company has the ability to exercise significant influence over the operations of Tiburon. The Company has included its share of the results of operations of Tiburon from June 19, 2001, the date of acquisition, in the accompanying consolidated statement of operations. The amount of equity underlying the Tiburon common stock at the date of acquisition totaled approximately $800 thousand. The difference of approximately $2.2 million is included in the investment balance and is being amortized over 15 years. Unaudited summarized financial information for Tiburon at December 31, 2001 and from June 19, 2001 to December 31, 2001 is as follows: total current assets $22.8 million; total non-current assets $3.2 million; total current liabilities $16.9 million; total non-current liabilities $229 thousand; total redeemable preferred stock $3.3 million; net sales $21.5 million; gross profit $11.6 million; net income $586 thousand; and Company's equity in net income $75 thousand.















9.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2001 and 2000 consisted of the following:

                                              2001                2000
                                              ------------------------
                                                   (in thousands)

Accounts payable                            $   17,443       $  14,747
Accrued payroll costs                            3,166           2,452
Other accrued expenses                           1,320           1,743
                                                ------          ------
                                            $   21,929       $  18,942
                                                ======          ======


10. NOTES PAYABLE

                                               December 31, December 31,
                                                   2001         2000
                                               ------------------------
                                                    (in thousands)

Term note payable to Bank, interest at LIBOR
plus 2.0%, collateralized by virtually all of the
Company's assets, due in quarterly installments
                                                 $    -     $   5,475


Subordinated note bearing interest at the rate
of 7.5% payable in annual installments through
March 2003                                           512          682

Industrial revenue bond, interest payable
quarterly at a variable rate of 1.35% to
2.45% (1.95% at December 31, 2001)  Principal
payable in quarterly installments of $35,000.
The bond is fully collateralized by a $1.8 million
letter of credit and a bond guarantee agreement    1,820        1,960

Subordinated note bearing interest at the rate
of 13.15% collateralized by virtually all of the
Company's assets                                      -         9,000





Subordinated note bearing interest at the prime
rate set quarterly (4.75% at December 31, 2001)
payable in three equal annual installments including
principal through December 2004                    1,250           -

Line of credit  with Bank at interest rates
ranging from LIBOR + 2% to Prime + .75%
Weighted average rate at December 31, 2001 was
4.25%, collateralized by virtually all of the
Company's assets                                   7,000        3,100

Note payable to Bank, interest at LIBOR plus
a fixed credit spread of 2.25%, (4.16% at
December 31, 2001) collateralized by virtually
all of the Company's assets, due in quarterly
installments through November 2004 (note 11)       4,580           -
                                                  ------       ------
    Total notes payable                           15,162       20,217
    Less amount due within one year                2,394        2,685
                                                  ------       ------
                                             $    12,768    $  17,532
                                                  ======       ======


Maturities of notes payable are as follows:


Year Ending December 31,                      Amount
-----------------------                       ------
       2002                                 $  2,394
       2003                                    2,394
       2004                                    8,974
       2005                                      140
       2006                                      140
       Thereafter                              1,120
                                              ------
                                            $ 15,162
                                              ======



These borrowings contain various financial covenants, including among other things, maintenance of fixed charge coverage ratios, interest coverage ratios, maximum senior debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios, maximum permitted capital expenditures, and a restriction against paying dividends. At December 31, 2001, the Company was in compliance with these covenants.

At December 31, 2001, the Company had a $20.0 million secured working capital line of credit, which allowed borrowings against eligible accounts receivable, inventories and various other assets. The line of credit expires on November 16, 2004 and requires payment in full upon expiration. Of this line, $7.0 million was outstanding and $1.8 million was committed to a letter of credit securing the Industrial Revenue Bond.

The interest rate on the line of credit is variable based on the performance of the Company and ranges from LIBOR + 1.5% to Prime + 1.25%. Interest rates at December 31, 2001 ranged from 3.91% to 5.50%. The Company incurs commitment fees equal to .25% on any unused balances defined as the difference between the total amount of its $20 million line of credit less amounts borrowed and outstanding letters of credit. At December 31, 2001 the Company had unused borrowings under this line of approximately $11.2 million.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable and Accrued Expenses - The carrying amounts reported in the balance sheets for these items approximate fair value due to the short-term maturities of these assets and liabilities.

Long-Term Debt - The carrying amounts reported in the balance sheet approximate fair value as the amounts are at floating rates and terms available to the Company at December 31, 2001 and 2000 for borrowings for similar transactions.

Rate Swap Agreements - The Company hedges the cash flows of some of its long-term debt using an interest rate swap. The Company enters into these derivative contracts to manage its exposure to interest rate movements by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agrees to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company entered into an interest rate swap agreement on December 11, 1998 to limit the effect of increases in the interest rates on the floating rate of the term note. The differential is accrued as interest rates change and is recorded in interest expense. The effect of this agreement was to limit the interest rate exposure to 7.55% on $6.75 million of the Company's term loan. The fair value as of December 31, 2000 based on LIBOR was a favorable $50 thousand.

Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. The initial adoption of SFAS No. 133 did not have a significant impact on the Company's financial statements.

At December 31, 2001, the Company had a swap agreement with a bank with a notional principal amount of $10.1 million. This agreement was placed on June 26, 2001 with a fixed rate of 4.9% and is settled in cash on a monthly basis. The term of the agreement is four years. As of December 31, 2001, the Company has recognized the cash flow hedge at its fair value of $215 thousand in other liabilities on the consolidated balance sheet. The interest rate swap qualifies for cash flow hedge accounting, therefore, an unrealized loss of $215 thousand ($129 thousand net of tax), representing the effective portion of the change in its fair value, is reported in other comprehensive loss. For the year ended December 31, 2001, the swap did not have any ineffectiveness for the cash flow hedge.

12.  INCOME TAXES

The components of the income tax provision are as follows:


                                            December 31,
                                   -------------------------------
(in thousands)                     2001          2000         1999
                                   ----          ----         ----
Current                       $   1,907      $  1,945       $   889
Deferred                           (275)         (494)          700
                                  -----         -----         -----
                              $   1,632      $  1,451       $ 1,589
                                  =====         =====         =====

The tax effects of the primary temporary differences giving rise to the Company's net deferred tax assets and liabilities at December 31, 2001 and 2000 are summarized as follows:

                                                         December 31,
                                                         -----------
                                                        (in thousands)
                                                     2001          2000
                                                     ----          ----
Assets:

  Accrued expenses and deferred compensation      $    80       $   103
  Tax operating loss carry-forward                    612           680
  Tax credit carry-forward                            329           459
  Book reserves in excess of tax                      763         1,075
  Price risk management activities                     76            -
                                                   ------        ------
  Total deferred assets                             1,860         2,317
Valuation allowance                                  (329)         (993)
                                                   ------        ------
  Net deferred assets                               1,531         1,324



Net deferred liabilities:
   Tax depreciation in excess of book depreciation   (118)         (262)
                                                   ------        ------
                                                  $ 1,413       $ 1,062
                                                   ======        ======


The Company established a valuation allowance in accordance with FASB No.109. As a result of the Company's continual increase in taxable earnings, and the expectation that this trend will continue, the Company determined that the tax benefits related to a larger share of its deferred tax assets are more likely than not to be realized. Accordingly, the Company recorded a change in the valuation allowance of $534 thousand and $735 thousand in 2001 and 2000 respectively. Due to the expiration of the tax credit carry-forwards, the remaining valuation allowance will not reverse. There is an additional $130 thousand decrease in the valuation allowance as a result of writing down the associated tax credit. There is no net income effect relating to the write-down of the tax credit carry-forward and the associated valuation allowance. As a result of current earnings, the Company would have recognized a $2.2 million and $2.2 million provision for income taxes in 2001 and 2000 respectively prior to the write down of the valuation allowance. The decrease in the valuation allowance and the provision for income taxes is a net tax provision of $1.6 million and $1.5 million in 2001 and 2000, respectively.

At December 31, 2001, the Company and its subsidiaries have net operating loss carry-forwards available to offset future taxable income of approximately $22 million, subject to certain severe limitations. These carry-forwards expire between 2002 and 2010. The utilization of substantially all of these tax loss carry-forwards is limited to approximately $200 thousand each year as a result of an ownership change, which occurred in 1995. The Company also has carry-forwards available for alternative minimum tax purposes, which do not differ significantly from regular net operating loss carry-forwards. The Company also has research and development tax credits of approximately $329 thousand expiring in 2002.

The difference between the statutory tax rate and Company's effective tax rate is summarized as follows:















                                        For the Years ended December 31,
                                        -------------------------------
                                         2001        2000        1999
                                         ----        ----        ----

Statutory federal income tax rate        34.0%       34.0%      34.0%

State income taxes, net of
  Federal benefit                         4.2         4.7        4.0
Change in valuation allowance            (5.4)      (11.7)        -
Tax effect of NOL utilization            (1.2)       (1.4)      (3.3)
Tax effect of non-deductible items         .9          .4        2.6
Foreign income exclusion                 (4.1)         -          -
                                        -----       -----      -----
   Tax                                   28.4%       26.0%      37.3%
                                        =====       =====      =====


13. SHAREHOLDERS' EQUITY

Sale of Common Stock    On October 29, 2001 the Company completed the
sale of 1.076 million new common shares in a Private Investment, Public Equity, ("PIPE") transaction. The stock was sold at a price of $12.00 per share, which netted the Company approximately $12.0 million in new equity capital after fees and expenses.

In this same transaction, approximately 1.37 million CompuDyne common shares owned by William Blair Mezzanine Capital Partners II, L.P. (the "Shareholder") were resold. As a result of this transaction the Shareholder realized approximately $12.8 million, and by agreement with the Shareholder, the Company realized approximately $2.5 million in net capital proceeds. As a condition of the sale of the Shareholder's shares of common stock, the Company was required to repay the $9 million, 13.15% subordinated note held by this Shareholder. In conjunction with financing received by the Company from the Shareholder in 1998, the Shareholder was granted a warrant to purchase 297,000 shares of common stock at $3.25 per share. In conjunction with the PIPE transaction the Shareholder exercised and sold the shares underlying this warrant and therefore, the Company realized approximately $1.0 million from the exercise of the Shareholder warrants. The Company utilized the proceeds of this offering to retire the subordinated note held by the Shareholder and to pay down other bank debt.

Warrants for Common Stock    In connection with the PIPE transaction,
the Company granted the underwriter an option to purchase 40,000 shares of the Company's common stock at $12.00 per share, the price at which the shares were sold in the PIPE. These options were granted on October 29, 2001 and expire on October 29, 2006. The shares underlying these warrants have piggyback registration rights. After a period of one year and at the Company's option, these piggyback registration rights will either convert to demand registration rights, with any fees related to the registration of these warrants and underlying shares paid by the Company, or the Company will grant the underwriter a put option to sell the shares underlying the warrants back to the Company at a predetermined price.

Stock Option Plans     The Company has various stock option plans.
Under these plans, 1,600,000 options to purchase common stock may be granted until 2006. Options generally are granted at fair market value at the date of grant, are exercisable from 1 to 5 years from the date of grant, and expire 10 years after the date of grant. The plans permit the issuance of either incentive stock options or non-qualified stock options. Under all plans, there were 123,225 shares of common stock reserved for future grants as of December 31, 2001. Transactions are summarized as follows:




            Year ended  Weighted  Year ended  Weighted Year ended  Weighted
           December 31,  Average December 31, Average December 31, Average
               2001      Price       2000      Price     1999      Price
               -----     -----      -----      -----     -----     -----

Outstanding,
Beginning of Year

             1,334,034   $ 4.040   1,258,026   $ 3.500  1,085,574   $ 2.930

   Granted     423,500   $10.019     150,908   $ 8.140    234,302   $ 6.150
   Exercised   573,874   $ 3.283      60,025   $ 2.600     31,150   $ 2.820
   Expired or
    Canceled    57,500   $ 6.414      14,875   $ 5.910     30,700   $ 5.190

Outstanding,
End of Year  1,126,160   $ 6.553   1,334,034   $ 4.040  1,258,026   $ 3.490


Options Exercisable,
End of Year    455,754   $ 4.189     786,985   $ 2.853    734,774   $ 2.564












Summarized information about stock options outstanding as of December 31, 2001 is as follows:


                       Options Outstanding         Options  Exercisable
                       -------------------         --------------------
                           Weighted     Average                Weighted
                   Number   Average    Remaining    Number     Average
 Exercise            of    Exercise      Life         of       Exercise
Price Range       Options    Price    (In years)    Options     Price
-----------       -------  --------    --------     -------    --------

$1.500 -  2.810   287,850  $  1.751       4.30      261,450    $  1.662
$2.875 -  7.750   302,300  $  5.474       7.36       99,100    $  5.003
$7.825 -  8.688   283,102  $  8.262       9.04       34,822    $  8.606
$8.750 - 16.630   252,908  $ 11.393       9.53       60,382    $ 11.420
                 --------                           -------
                1,126,160  $  6.553       7.49      455,754    $  4.189
                =========                           =======


As permitted under SFAS No. 123, the Company accounts for its employee stock-based compensation plans and option plans under APB No. 25. No compensation expense has been recognized in connection with options, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company has provided below the additional disclosures specified in SFAS No. 123. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                            2001      2000    1999
                                            ----      ----    ----
Expected life of option in years             10        10      10
Risk-free interest rate                      5%        6%      8%
Expected volatility of CompuDyne stock      81%       85%    109%
Dividend rate                                0%        0%      0%


The weighted average fair value at the date of grant for options granted during 2001, 2000 and 1999 was $7.51, $6.41 and $5.19 per option, respectively. Using these assumptions, the fair value of the stock options granted in 2001, 2000 and 1999 is $2,879,000, $952,000 and
$1,200,000, respectively, which would be amortized as compensation expense over the vesting period of the options. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced to the following pro forma amounts:

                                  2001           2000             1999
                                  ----           ----             ----
                                  (In thousands except per share data)

Net Income:
   As reported                 $   4,092     $   4,139        $  2,670
   Pro forma                   $   3,573     $   3,744        $  2,328
Basic earnings per share:
   As reported                 $    0.75     $    0.78        $   0.51
   Pro forma                   $    0.66     $    0.70        $   0.45
Diluted earnings per share:
   As reported                 $    0.67     $    0.69        $   0.46
   Pro forma                   $    0.58     $    0.62        $   0.40


The resulting pro forma compensation cost may not be representative of that expected in future years.

14.  COMMITMENTS AND CONTINGENCIES

The Company leases office space, equipment, distribution, manufacturing and storage facilities under non-cancelable operating leases with various expiration dates through December 2005. Rental expense for the years ended December 2001, 2000 and 1999 totaled $1.3 million, $1.1 million and $1.1 million, respectively.

As of December 31, 2001, future minimum rental payments required under non-cancelable operating leases are as follows (in thousands):


        Year Ending
        December 31,         Total
        -----------          -----

           2002           $  1,072
           2003                922
           2004                744
           2005                191
                            ------
                          $  2,929
                            ======

The Company is a party to certain legal actions and inquiries for environmental and other matters resulting from the normal course of business. Although the total amount of liability with respect to these matters cannot be ascertained, management of the Company believes that any resulting liability will not have a material adverse effect on its financial position or results of operations.

The Company has been served over the past several years with a number of New York, New Jersey and Pennsylvania lawsuits involving asbestosis related personal injury and death claims in which York-Shipley, Inc., (a former subsidiary of CompuDyne, Inc.) and/or CompuDyne Corporation and/or CompuDyne, Inc., (an inactive subsidiary) is a defendant. The complaints against CompuDyne, Inc. have been referred to the trustee in bankruptcy for CompuDyne, Inc. The Company itself has been named as a defendant more frequently in 1999, 2000 and 2001 in New York state litigation and has advised its insurers of each of these cases for which the insurers are providing a defense pursuant to agreement with the Company, subject to reservation of rights by the insurer. The insurers have advised that claims in such litigation for punitive damages and intentional conduct are not covered. The Company cannot ascertain the total amount of potential liability with respect to these matters, but does not believe that any such liability should have a material effect on its financial position, future operations or future cash flows.

If the proposed merger disclosed in note 18 is not approved by the Company's shareholders or if the Company is unable to obtain appropriate financing, the Company may be required to pay Tiburon a $1.0 million fee.

15.  ACQUISITIONS/DISPOSITIONS OF BUSINESSES

Acquisition of Fiber SenSys, Inc.
--------------------------------  - On October 31, 2000, CompuDyne
entered into and consummated an agreement to acquire all of the capital stock of Fiber SenSys, Inc., ("Fiber SenSys"or "FSI") for $1.65 million in cash. This acquisition has been accounted for by the purchase method of accounting. The purchase price was allocated to the assets acquired based on their estimated fair market values. The operating results of Fiber SenSys have been included in the Company's results of operations from the date of acquisition.

In conjunction with this acquisition, the following was recorded
(in thousands):

Fair value of assets acquired        $    911
Goodwill recorded                         739
                                        -----
Cash paid                            $  1,650
                                        =====






Acquisition of Ackley Dornbach, Inc.
-----------------------------------  - On November 12, 1999, CompuDyne
entered into and consummated an agreement to acquire all of the assets of Ackley Dornbach, Inc. The consideration paid for the assets was 15,000 shares of unregistered, legended CompuDyne common stock at a value of $8.00 per share, the fair market value at the time of the acquisition, and the ability to earn an additional 10,000 shares per year over the following three years depending on the profitability of the division. During 2000, the division met those profitability targets and earned an additional 10,000 shares, which were issued in 2001. This acquisition has been accounted for by the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their estimated fair market values. The operating results of Ackley Dornbach have been included in the Company's results of operations from the date of acquisition.

In conjunction with this acquisition, the following was recorded
(in thousands):


Fair value of assets acquired             $   904
Goodwill recorded                             830
Fair value of stock issued                   (120)
                                            -----
Liabilities assumed                       $ 1,614
                                            =====

Disposition of MicroAssembly Systems, Inc.
----------------------------------------   -  On May 28, 1999 CompuDyne
entered into and consummated an agreement to sell all of the assets of MicroAssembly to PENN Engineering & Manufacturing Corp. The consideration received was $1.4 million in cash and resulted in a gain of $180 thousand.

Acquisition of Correctional Information Systems
-----------------------------------------------   - On May 27, 1999,
(effective April 30, 1999) CompuDyne entered into and consummated an agreement to acquire all of the assets of the Correctional Information Systems, ("CIS") division of BI Incorporated, ("BI"). CorrLogic, Inc. was formed as a new company to operate in the state of Colorado with the old CIS assets. CIS, located in Boulder, Colorado, developed and installed an inmate management software product used in correctional facilities. The consideration paid for the assets was $1.2 million in cash, a five year subordinated note in the amount of $1.1 million, at a fixed interest rate of 7.5% and 166,667 shares of unregistered, legended CompuDyne common stock at a value of $7.50 per share, the fair market value at the date of the acquisition. CompuDyne has accounted for this acquisition using the purchase method of accounting. The operating results of CIS have been included in the Company's results of operations from the date of acquisition. The purchase price was allocated to the net assets acquired based on their estimated fair market values.

In conjunction with this acquisition the following was recorded
(in thousands):


              Fair value of assets acquired       $     7,499
              Fair value of stock issued               (1,250)
              Note payable                               (852)
              Cash                                     (1,170)
                                                       -------
              Liabilities assumed                 $     4,227
                                                       =======

16.  EMPLOYEE BENEFIT PLANS

The Company established a non-qualified Employee Stock Purchase Plan in October 1999, the terms of which allow for qualified employees (as defined) to participate in the purchase of shares of the Company's common stock. The Company matches at a rate of 15% of the employee purchase at the market value of the common stock for the monthly purchase period.
The Company purchases stock on the open market and distributes the shares monthly to employees individual accounts. Expense for matching contributions to the plan was $34 thousand, $36 thousand, and $7 thousand for 2001, 2000 and 1999, respectively.

The Company has 401(k) retirement savings plans covering all employees. All employees are eligible to participate in a plan after completing one year of service. Participants may make before tax contributions of up to 12% to 15% of their annual compensation dependent on the CompuDyne subsidiary the employee works for, subject to Internal Revenue Service limitations. CompuDyne currently matches 30% to 50% of employee contributions up to a maximum of 2.5% to 6% of annual earnings dependent on the CompuDyne subsidiary the employee works for. Expense for matching contributions to the Plan was $298 thousand, $250 thousand and $245 thousand for 2001, 2000 and 1999, respectively.

The Company established a money purchase pension plan covering salaried employees at one of the Company's divisions. All salaried employees at this division are eligible to participate in the plan after one year of service. The Company makes annual contributions of 3% of annual compensation for employees with less than 10 years of service, 4% for 10 to 20 years of service and 5% for 20 years or more of service. Expense related to this plan was $486 thousand in 2001, $332 thousand in 2000 and $246 thousand in 1999.

17.  OPERATING SEGMENT INFORMATION

Segment information has been prepared in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information", ("SFAS No. 131"). SFAS No. 131 defines "operating segments" to be those components of a business about which separate financial information is available that is regularly evaluated by management in deciding how to allocate resources and in assessing performance. SFAS No. 131 further requires that the segment information presented be consistent with the basis and manner in which management internally desegregates financial information for the purpose of assisting in making internal operating decisions.

Effective January 1, 2001 the Company reclassified its inmate management software business from the Corrections segment to its Public Safety segment. Prior years numbers have been revised to reflect this reclassification.

The following segment information includes operating information for CompuDyne's four operating segments, Corrections, Attack Protection, Federal Systems and Public Safety in addition to Corporate activities for each of the years ended December 31, 2001, 2000 and 1999. Also included is operating information from MicroAssembly during the period from January 1, 1999 to May 31, 1999 (date of disposal), Ackley Dornbach, Inc. (Corrections segment) since its date of acquisition, November 12, 1999, CorrLogic (Public Safety segment) since its date of acquisition, April 30, 1999. and Fiber SenSys, Inc. (Attack Protection segment) since its date of acquisition, October 31, 2000.



                             Revenues                     Gross Profit
                             --------                     ------------
(in thousands)       2001      2000       1999     2001      2000      1999
                     ----      ----       ----     ----      ----      ----

Corrections       $ 81,026  $ 87,438   $ 77,166  $ 14,718  $ 15,386 $ 13,448
Attack Protection   23,213    23,201     15,827     6,433     5,598    3,560
Federal Systems     18,669    14,826     13,154     2,361     2,165    1,814
Public Safety        4,486     5,146      4,629     1,768     2,353    2,381
MicroAssembly           -         -         670        -         -       152
CompuDyne Corporate     -         -          -         -         -        -
                    ------    ------     ------    ------    ------   ------
                  $127,394  $130,611   $111,446  $ 25,280  $ 25,502 $ 21,355
                   =======   =======    =======    ======    ======   ======
















                      Total Assets, at Year End     Operating Income/(Loss)
                      -------------------------     ----------------------
                     2001       2000       1999     2001     2000     1999
                     ----       ----       ----     ----     ----     ----
Corrections       $ 46,572   $ 35,205   $ 36,111  $ 6,359  $ 5,999   $ 4,880
Attack Protection   10,106      8,115      6,321    2,664    2,103     1,424
Federal Systems      6,665      6,316      4,491    1,385    1,205     1,016
Public Safety        4,068      4,658      6,828     (601)    (114)      106
MicroAssembly           -          -          -        -        -          4
CompuDyne Corporate  9,020      5,572      3,696   (1,975)  (1,703)   (1,386)
                    ------     ------     ------   ------   ------    ------
                  $ 76,431   $ 59,866   $ 57,447  $ 7,832  $ 7,490   $ 6,044
                    ======     ======     ======   ======   ======    ======




                                 Capital               Depreciation and
                               Expenditures              Amortization
                               ------------            ----------------
                        2001      2000      1999     2001     2000     1999
                        ----      ----      ----     ----     ----     ----

Corrections          $   892   $  658   $    700   $   912  $   869  $   765
Attack Protection        135      170      1,957       365      360      273
Federal Systems           41        6         84        77       82       97
Public Safety             68      130        791       515      556      342
MicroAssembly             -        -          21        -        -        35
CompuDyne Corporate       11       15         20         5        5        2
                       -----    -----      -----     -----    -----    -----
                     $ 1,147   $  979   $  3,573   $ 1,874  $ 1,872  $ 1,514
                       =====    =====      =====     =====    =====    =====


18.   PROPOSED MERGER WITH TIBURON

On June 19, 2001, the Company purchased 624,996 shares of common stock of Tiburon, Inc. ("Tiburon"), from Tiburon's shareholders for $3.0 million, representing a 12.5% ownership interest. The Company also purchased 520,833 newly issued shares of 7.5% cumulative convertible preferred stock, (the "Preferred Stock") of Tiburon for an additional $3.0 million. Each share of Preferred Stock is convertible at the option of the holder into one share of common stock of Tiburon representing a 10.3% ownership interest on an as converted basis. These purchases were made pursuant to agreements (the "Agreements") entered into on May 10, 2001. Prior to the date of purchase of the common and preferred stock, the Company had a Cooperative Agreement with Tiburon enabling the companies to sell certain products and services jointly. On January 25, 2002, the Company and Tiburon entered into a First Amendment Agreement, (the "Amendment") whereby upon the satisfaction of certain conditions including ratification of the transaction by the Company's shareholders, obtaining financing satisfactory to the Company and other conditions, the Company agreed to purchase all of the remaining issued and outstanding common shares as well as any warrants or preferred shares for a combination of stock and cash. The cash consideration, which is primarily at the Company's discretion will be for between 35% and 50% of the Tiburon common shares, warrants and preferred shares is calculated at $4.80 per Tiburon share plus increments of $.045 per share for each full month between September 2, 2001 until March 2, 2002, and $.05 per share per month thereafter (the "Cash Consideration"). The stock consideration, payable in the form of CompuDyne common stock, which at the Company's discretion will be for between 50% and 65% of the Tiburon shares, warrants and preferred shares is calculated by dividing the cash consideration calculated as per above by $11.00. Assuming the transaction were to close in the later half of May 2002, the stock consideration would be $5.17/$11.00 or .4700 shares of CompuDyne stock for each share of Tiburon exchanged for CompuDyne stock. Assuming 50% of Tiburon's shares are exchanged for cash consideration and 50% are exchanged for stock consideration, the Company anticipates purchasing the shares of Tiburon it doesn't already own for approximately $12 million in cash and 1.2 million shares of CompuDyne common stock.


19. SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

(In thousands,           First      Second       Third     Fourth
except per share data)   Quarter    Quarter      Quarter   Quarter    Total
----------------------------------------------------------------------------
Year ended December 31, 2001
Revenues
--------
Corrections            $  19,278  $  18,802   $  19,729  $ 23,217  $  81,026
Attack Protection          5,466      6,213       5,588     5,946     23,213
Federal Systems            3,750      5,234       5,027     4,658     18,669
Public Safety              1,380      1,070       1,011     1,025      4,486
                        --------   --------    --------   -------    -------
Total revenues         $  29,874  $  31,319   $  31,355  $ 34,846  $ 127,394

Operating Income(loss)
----------------------
Corrections            $   1,255  $   1,192   $   1,647  $  2,265  $   6,359
Attack Protection            689        919         605       451      2,664
Federal Systems              306        367         378       334      1,385
Public Safety               (107)      (198)       (240)      (56)      (601)
Unallocated
 corporate expense          (341)      (396)       (568)     (670)    (1,975)
                          --------    -------    --------   -------   -------
Income from operations  $  1,802   $  1,884    $  1,822   $ 2,324   $  7,832
                          --------    -------    --------   -------   -------


Net income              $    808   $    946    $    910   $ 1,428   $  4,092
                           ------    -------    --------   -------   --------
Basic earnings per share $   .15    $   .19     $   .18    $  .23    $   .75
                           ------    -------    --------   -------   --------
Diluted earnings per share $ .14     $  .16      $  .16     $ .21     $  .67
                           ------    -------    --------   -------   --------


(In thousands,           First      Second       Third     Fourth
except per share data)   Quarter    Quarter      Quarter   Quarter    Total
----------------------------------------------------------------------------
Year ended December 31, 2000

Revenues
--------
Corrections             $ 21,443   $ 23,067    $ 18,912  $ 24,016  $  87,438
Attack Protection          5,725      5,745       6,134     5,597     23,201
Federal Systems            2,400      3,491       3,544     5,391     14,826
Public Safety                993      1,071       1,840     1,242      5,146
                          ------     ------      ------    ------     ------
Total revenues          $ 30,561   $ 33,374    $ 30,430  $ 36,246  $ 130,611


Operating Income(loss)
----------------------
Corrections             $  1,157   $  1,871    $  1,263  $  1,708  $   5,999
Attack Protection            778        115         643       567      2,103
Federal Systems              155        346         296       408      1,205
Public Safety                 39          2         108      (263)      (114)
Unallocated
 corporate expense          (382)      (444)       (371)     (506)    (1,703)
                          ------    -------      ------    ------    -------
Income from operations  $  1,747   $  1,890    $  1,939  $  1,914  $   7,490
                          ------    -------      ------    ------    -------

Net income               $   803   $    827    $    922  $  1,587  $   4,139
                          ------    -------      ------    ------    -------
Basic earnings per share  $  .15    $   .15     $   .17   $   .31   $    .78
                          ------    -------      ------    ------    -------
Diluted earnings per share $ .13     $  .14      $  .15    $  .27    $   .69
                          ------    -------      ------    ------    -------









 INSIDE BACK COVER

Board of Directors
Martin A. Roenigk
Chairman, CEO and President
CompuDyne Corporation

Philip M. Blackmon
Executive Vice President
CompuDyne Corporation

David W. Clark, JR
Managing Director
Pryor & Clark Company

Wade B. Houk
President
Houk and Associates, L.L.C.

Alan Markowitz
Private Investor

Millard H. Pryor, JR
Managing Director
Pryor & Clark Company

Corporate Officers
------------------

Martin A. Roenigk
Chairman, CEO, President

Philip M. Blackmon
Executive Vice President

Geoffrey F. Feidelberg
CFO, Treasurer

William C. Rock
VP Accounting and
Corporate Controller,
Secretary

Kim M. Wiest
Assistant Corporate Secretary

Keith Cressman
VP Business Development






Form 10-K

A copy of the 10-K filed with the Securities and Exchange Commission can be obtained free of charge by writing to:

       CompuDyne Corporation
       7249 National Drive
       Hanover, MD 21076
       Attention: Investor Relations















































Common Stock Market Prices
--------------------------

Our common stock is traded on the NASDAQ
National Market System under the symbol CDCY
The following table presents the quarterly high and low sale prices as quoted by NASDAQ.


  2001                  High           Low

  First Quarter       $  8.38         $ 5.13
  Second Quarter      $ 10.25         $ 7.50
  Third Quarter       $ 19.55         $ 7.75
  Fourth Quarter      $ 19.30         $ 9.75

  2000
  First Quarter       $ 12.75         $ 6.38
  Second Quarter      $  9.88         $ 7.50
  Third Quarter       $  8.75         $ 5.50
  Fourth Quarter      $  8.75         $ 6.13


As of February 15, 2002, there were approximately 1,728 holders of record of the Company's Common Stock. We have never declared or paid any cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. We will retain our earnings for the future operation and expansion of our business.


Corporate Headquarters
----------------------
  CompuDyne Corporation
  7249 National Drive
  Hanover, MD 21076
  Phone: (410) 712-0275
  Fax:      (410) 712-0677
  www.compudyne.com

Transfer Agent
--------------
  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, NJ 07016
  Phone: (800) 866-1340